Exhibit 10.1

ULTRA III, LLC

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of June 1, 2023

NEITHER THE MEMBER INTERESTS OF ULTRA III, LLC NOR ANY UNITS THEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS AND UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS AND THE TERMS AND CONDITIONS OF THIS AGREEMENT. THEREFORE, PURCHASERS OF SUCH INTERESTS AND UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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TABLE OF CONTENTS

Page

Schedule A	List of Members and Managers

Schedule B	Transferee Tax Representations

Schedule C	Credit Committee Designees

Schedule D	Approved Appraisers

Schedule E	Agreed Tax Principles

Schedule F	Tax Compliance Schedule

Annex I	Certain Matters Related to the Company’s Business

LIMITED LIABILITY COMPANY AGREEMENT

OF

ULTRA III, LLC

Dated as of June 1, 2023

This LIMITED LIABILITY COMPANY AGREEMENT OF ULTRA III, LLC (the “Company”), is made as of June 1, 2023, by and among the “Members” from time to time parties hereto.

R E C I T A L S

WHEREAS, the Company was formed pursuant to a Certificate of Formation which was executed by Anthony Lebron, an authorized representative of the Company, and filed for recordation in the office of the Secretary of State of the State of Delaware on October 27, 2022; and

WHEREAS, the parties desire to adopt this Agreement as the limited liability company agreement of the Company for the purposes hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties agree as follows:

1. DEFINITIONS; INTERPRETATION.

1.1. Definitions.

As used herein the following terms shall have the following respective meanings:

“Absent Class A Member Group”: as defined in Section 7.1(c)(ii)(B).

“Administration Agreement”: that certain Administration Agreement, to be executed on or after the date hereof, by and between the Company and the Administrator, and any subsequent agreement relating to the administration of the Company as may be approved by the Required Designees.

“Administrative Organizational Expenses”: all reasonable out-of-pocket administrative costs and expenses incurred by or on behalf of the Company relating to the initial organization of the Company, including filing, registration and franchise fees and taxes, but for the avoidance of doubt excluding legal or accounting fees or expenses.

“Administrator”: the entity specified in Annex I or any successor administrator under the Administration Agreement; provided, that prior to the execution of the Administration Agreement, all references herein to the Administrator shall mean, and all duties or obligations of the Administrator hereunder shall be performed by, the Managers acting jointly.

“Advisers Act”: the Investment Advisers Act of 1940.

“Affected Member”: as defined in Section 10.2.

“Affiliate”: with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the specified Person. “Affiliated” and “Unaffiliated” shall each have a meaning correlative thereto. It is expressly understood and agreed that, for the purposes of this Agreement, except for purposes of Section 2.9 and the definition of Independent Designee, no Member or Manager, nor any Affiliate of a Member or a Manager, is an Affiliate of the Company.

“Agreement”: this Limited Liability Company Agreement.

“Aggregate Percentage Interest”: with respect to any Member, the ratio of the total of such Member’s Class A Units and Class B Units to the aggregate total of Class A Units and Class B Units of all Members.

“Anchor Member”: at any time, each Member designated as an “Anchor Member” by the applicable Class A Member Group; provided that (1) a Class A Member Group may not designate more than one Anchor Member, regardless of the number of Class A Units held by such Member Group, and (2) the Member Group that appointed an Anchor Member may at any time and from time to time, with or without cause, remove its designee as Anchor Member and appoint a different Member as Anchor Member.

“Applicable Law”: with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, and any memorandum or agreement with or commitment to, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Appraiser”: a nationally recognized investment banking firm or other nationally recognized firm of third party valuation professionals.

“Approved Appraiser”: any Appraiser listed on Schedule D, as such schedule may be amended or supplemented from time to time by the Credit Committee.

“Assignment”: as defined in Section 10.1.

“Audit Modification Event”: an event that a Member or a Manager reasonably determines necessitates the delivery of audited financial statements of the Company pursuant to Section 9.2(a), including, but not limited to, an event that the HPS Member determines requires the HPS Member’s (or an Affiliate’s) compliance with quarterly and annual reporting requirements with the U.S. Securities and Exchange Commission.

“Authorized Jurisdiction”: as defined in Section 7.8(f).

“Bankruptcy Event”: with respect to any Person, such Person is wound up, dissolved or liquidated or there is appointed over it or a substantial part of its assets a receiver, conservator, administrator, administrative receiver, trustee or similar officer; or such Person (A) ceases to be able to, or admits in writing its inability to, pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, its creditors generally; (B) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of such Person or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against such Person and continue undismissed for a period of 60 consecutive days or any such appointment is ordered by a court or regulatory body having jurisdiction; (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation, receivership, conservatorship or similar law (including any such provision under the National Bank Act or other applicable banking law), or authorizes such application or consent, or proceedings to such end are instituted against such Person without such authorization, application or consent and remain undismissed for a period of 60 consecutive days or result in adjudication of bankruptcy or insolvency or the issuance of an order for relief; or (D) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order (if contested in good faith) remains undismissed for a period of 60 consecutive days.

“BHCA”: means the Bank Holding Company Act of 1956, as amended.

“Book Value”: with respect to any Company asset, the asset’s adjusted basis for federal income tax purposes, except that the Book Values of all Company assets shall be adjusted to equal their respective fair market values as determined by the Credit Committee, in accordance with the rules set forth in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the date of the actual distribution of more than a de minimis amount of Company property (other than a pro rata distribution) to a Member; or (c) the date of the actual liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided that adjustments pursuant to clauses (a) and (b) above shall be made only if the Credit Committee determines in its sole discretion that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The Book Value of any Company asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its fair market value as determined by the Credit Committee.

“Business Day”: any day other than (i) a Saturday or Sunday, or (ii) a day on which depository institutions or trust companies in the State of New York or in any State in which any account of the Company is located, are authorized or obligated by law, regulation or executive order to remain closed.

“Capital Account”: as defined in Section 5.1.

“Capital Contribution”: an amount of cash contributed to the Company by a Class A Member at any time and from time to time in respect of its Class A Interest pursuant to Section 4, and an amount of cash contributed to the Company by a Class B Member at any time and from time to time in respect of its Class B Interest pursuant to Section 4; provided that, in the case of an Assignment of an Interest, the assignee shall be deemed to have made contributions to the Company in the amount of the aggregate cash contributions funded in respect of such Interest by the predecessor holders of such Interest.

“Capital One Member” means the Anchor Member that is the Capital One entity specified in Annex I as the “Capital One Member” or is an Affiliate of such entity, solely in its capacity as the holder of Class A Interests hereunder.

“Class”: either the Class A Interests or the Class B Interests.

“Class A Interests”: as defined in Section 3.2(a).

“Class A Maximum Investment Amount”: with respect to each Class A Member, the amount set forth opposite its name in respect of the Class A Interests on Schedule A hereto under the heading “Maximum Investment Amount”, as such schedule may be amended in accordance with the terms hereof from time to time; provided that, in the case of an Assignment of a Class A Interest to an assignee that becomes a Substitute Member, upon becoming a Substitute Member the assignee shall acquire and assume the applicable portion of the assignor’s Class A Maximum Investment Amount (and the assignor shall be relieved of such portion of its Class A Maximum Investment Amount).

“Class A Member”: a Member that holds a Class A Interest, together with its permitted successors and assigns admitted to the Company pursuant to Section 10.1(g) hereof; provided, that solely with respect to the economic rights associated with Class A Interests, references to a “Class A Member” or “Class A Members” herein shall include Economic Assignees.

“Class A Member Group”: a group consisting of a Class A Member and each of its Affiliates that is also a Class A Member.

“Class A Percentage Interest”: with respect to any Class A Member, the ratio of such Class A Member’s Class A Units to the aggregate total of Class A Units of all Class A Members.

“Class A Units”: as defined in Section 3.2(a).

“Class B Interests”: as defined in Section 3.2(a).

“Class B Maximum Investment Amount”: with respect to each Class B Member, the amount set forth opposite its name in respect of the Class B Interests on Schedule A hereto under the heading “Maximum Investment Amount”, as such schedule may be amended in accordance with the terms hereof from time to time (including to reflect any increase by the amount of any Collateral Value Maintenance Contributions made pursuant to Section 4.2(c)); provided that, in the case of an Assignment of a Class B Interest to an assignee that becomes a Substitute Member, upon becoming a Substitute Member the assignee shall acquire and assume the applicable portion of the assignor’s Class B Maximum Investment Amount (and the assignor shall be relieved of such portion of its Class B Maximum Investment Amount).

“Class B Member”: a Member that holds a Class B Interest, together with its permitted successors and assigns admitted to the Company pursuant to Section 10.1(g) hereof; provided, that solely with respect to the economic rights associated with Class B Interests, references to a “Class B Member” or “Class B Members” herein shall include Economic Assignees.

“Class B Percentage Interest”: with respect to any Class B Member, the ratio of such Class B Member’s Class B Units to the aggregate total of Class B Units of all Class B Members.

“Class B Units”: as defined in Section 3.2(a).

“Closing Date”: June 1, 2023.

“Code”: the Internal Revenue Code of 1986.

“Collateral Administration Agreement”: that certain Collateral Administration Agreement, to be executed on or after the date hereof, by and between the Company and the Collateral Administrator, and any subsequent agreement relating to the administration of the assets of the Company as may be approved by the Required Designees.

“Collateral Administrator”: the entity specified in Annex I or any successor collateral administrator under the Collateral Administration Agreement; provided, that prior to the execution of the Collateral Administration Agreement, all references herein to the Collateral Administrator shall mean, and all duties or obligations of the Collateral Administrator hereunder shall be performed by, the Managers acting jointly.

“Collateral Value Default”: the occurrence of a “Default” (as defined in the Senior Loan Agreement) with respect to clause (vi) of the definition of “Event of Default” in the Senior Loan Agreement that has not yet become an “Event of Default” (as defined in the Senior Loan Agreement) with respect to clause (vi) of the definition of “Event of Default” in the Senior Loan Agreement.

“Collateral Value Excess”: the excess, if any, of the “Adjusted Collateral Value Ratio” over the “Target Collateral Value Ratio” (as each such term is defined in the Senior Loan Agreement).

“Collateral Value Maintenance Contribution”: as defined in Section 4.2(c).

“Company”: as defined in the introduction to this Agreement.

“Company Act”: the Delaware Limited Liability Company Act and any successor statute.

“Company Expenses”: as defined in Section 8.1.

“Company Legal Matters”: as defined in Section 15.16.

“Company Term”: as defined in Section 2.1.

“Confidential Information”: as defined in Section 15.11.

“Control”: the power, directly or indirectly, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors, managers or other governing body of such Persons, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. “Controlling” and “Controlled” shall each have a meaning correlative thereto.

“Credit Committee”: as defined in Section 7.1(a).

“Credit Committee Designee”: as defined in Section 7.1(a)(i).

“Damages”: any and all damages, disbursements, suits, claims, liabilities, obligations, judgments, fines, penalties, charges, amounts paid in settlement, expenses, costs and expenses (including, without limitation, attorneys’ fees and expenses) and interest on any of the foregoing.

“Default Rate”: the lesser of (a) 18% per annum and (b) the maximum rate permitted by Applicable Law.

“Defaulting Member”: as defined in Section 10.3.

“Depreciation”: for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such fiscal year, except that (a) with respect to any asset the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such fiscal year and which difference is being eliminated by use of the “remedial method” as defined by Treasury Regulations Section 1.704-3(d), Depreciation for such fiscal year shall be the amount of book basis recovered for such fiscal year under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other asset the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that in the case of clause (b) above, if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Credit Committee.

“Designated Controversy Firm”: as defined in Schedule E.

“Designated Individual”: the Person appointed under Section 7.7(a)(i) to serve as the “designated individual” of the Company for purposes of the Partnership Audit Rules.

“Disabling Event”: with respect to any Member, (i) the occurrence of a Bankruptcy Event with respect to such Person, (ii) the incapacity, dissolution or liquidation of such Person, or (iii) the retirement, resignation, withdrawal or removal of such Person from its capacity as a Member hereunder.

“DOL”: United States Department of Labor.

“DOL Regulations”: regulations of the DOL included within 29 CFR Section 2510.3-101.

“Economic Assignee”: as defined in Section 10.1(g).

“E-Fax” any system used to receive or transmit faxes electronically.

“E-System” any electronic system approved by the Members, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by a Member, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security systems.

“Electronic Transmission”: means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

“Eligible Assignee”: with respect to any Assignment, any of the following: (i) any existing Member, (ii) any bank (including any branch of a bank), insurance company, pension plan, sovereign wealth fund or Person directly or indirectly owned or controlled by any Governmental Authority, (iii) any Person that, in the reasonable good faith judgment of the assignor, does not at the time of such Assignment have as a primary investment goal the acquisition of distressed debt, provided that if such Person’s investments are subject to management by an investment or asset manager, such investment or asset manager is not (and such investment or asset manager along with its Affiliates, taken as a whole, is not), at the time of such Assignment, in the reasonable good faith judgment of the assignor, materially engaged as a primary part of its business in the management of funds or Persons that have as a primary investment goal the acquisition of distressed debt, or (iv) any Affiliate of any of the foregoing that, at the time of such Assignment, in the reasonable good faith judgment of the assignor, does not have as a primary investment goal the acquisition of distressed debt, provided that if such Person’s investments are subject to management by an investment or asset manager, such investment or asset manager is not (and such investment or asset manager along with its Affiliates, taken as a whole, is not), at the time of such Assignment, in the reasonable good faith judgment of the assignor, materially engaged as a primary part of its business in the management of funds or Persons that have as a primary investment goal the acquisition of distressed debt.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“Event of Default”: as defined in the Senior Loan Agreement.

“Event of Termination”: as defined in Section 12.1.

“Excess Regulatory Costs”: as defined in Section 11.2(b)(i)(B).

“Exchange Act”: the Securities Exchange Act of 1934.

“FDI Act”: the Federal Deposit Insurance Act, as amended.

“Funding”: as defined in Section 4.2(a).

“GAAP”: generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.

“Governmental Authority”: any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“HPS Member”: the Anchor Member that is or is an Affiliate of HPS Corporate Lending Fund, a Delaware statutory trust, in its capacity as a holder of Class A Interests and Class B Interests hereunder.

“HPSIP”: HPS Investment Partners, LLC, a Delaware limited liability company.

“Independent Designee”: a natural person who, for the five year period prior to his or her appointment as Independent Designee has not been, and during the continuation of his or her service as Independent Designee is not: (i) an employee, manager, stockholder, partner or officer of any Member or any of their respective Affiliates (other than his or her service as an Independent Designee of the Company or any of its Affiliates), (ii) a significant customer or supplier of any Member or any of their respective Affiliates, or (iii) a member of the immediate family of a Person described in (i) or (ii); provided, however, an Independent Designee may serve in similar capacities for other special purpose entities established from time to time by a Member or Affiliates of a Member or the Company.

“Interest”: at any time, the membership interest owned by a Member in the Company at such time consisting of either Class A Interests or Class B Interests, including the right of such Member to any and all benefits to which a Member and holder of such Class A Interests or Class B Interests, as the case may be, may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement applicable to the holder of such Class A Interests or Class B Interests, as the case may be.

“Internal Revenue Service”: the Internal Revenue Service or its successor.

“Investment Company Act”: the Investment Company Act of 1940.

“Investment Period”: the period beginning on the Closing Date and terminating upon the earliest of:

(i) June 1, 2027; or

(ii) the date of written notification by either Member to the Company that, in its reasonable determination, (A) a Regulatory Event has occurred or (B) the performance by such Member of its obligations under this Agreement or the ownership by such Member of its Interests would violate any applicable law or regulation, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any requests, rules, guidelines or directives thereunder or issued in connection therewith, and in each case such event makes termination of the Investment Period necessary or advisable; or

(iii) the date of written notification by any Member to the Company that, in its reasonable determination, changes in business conditions make termination of the Investment Period necessary or advisable; or

(iv) the date of the termination of the Senior Loan Agreement, unless the Senior Loan Agreement is replaced with the approval of the Credit Committee; or

(v) the date of the acceleration of the loans under the Senior Loan Agreement upon the occurrence or during the continuance of an Event of Default; or

(vi) the date of the termination of the “Sourcing Period” under and as defined in the Sourcing Agreement; or

(vii) the occurrence of a Member Adviser Change with respect to any Member; or

(viii) such date as the Credit Committee determines to terminate the Investment Period;

provided that the Investment Period may be extended by resolution of the Credit Committee on such terms as shall be set forth in such resolution.

“Liquidation Representative”: as defined in Section 12.2.

“Managers”: as defined in Section 7.1(e)(i).

“Material Adverse Effect”: with respect to any Person, (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent) or condition (financial or otherwise) of such Person or such Person and its subsidiaries taken as a whole, (b) a material adverse effect upon the legality, validity, binding effect or enforceability of any material term or provision of this Agreement, (c) in the case of any Person other than the Company, a material impairment of the ability of such Person to perform its obligations under this Agreement, (d) in the case of the Company, an occurrence that is reasonably likely to cause the Company to be taxed as a corporation or (e) an occurrence that is reasonably likely to result in any Portfolio Assets or other assets owned by the Company being deemed to be “plan assets” under ERISA or that is reasonably likely to result in a “prohibited transaction” under ERISA.

“Maximum Invested Equity”: on any date of determination with respect to a Member Group, an amount equal to the lesser of (1) the aggregate Capital Contributions made by the Members of such Member Group on or before such date and (2) $125,000,000.

“Maximum Investment Amount”: a Class A Maximum Investment Amount or a Class B Maximum Investment Amount.

“Member Adviser Change”: with respect to any Member that is managed or administered by an investment manager or investment adviser, the failure of the investment manager or investment adviser as of the date that such Member first became a Member hereunder or an Affiliate thereof to be the sole investment manager or investment adviser of such Member.

“Member Change of Control”: with respect to any Member, and for the avoidance of doubt, with respect to the HPS Member, other than to the extent resulting from changes in the direct owners and investors in such Member, any Person or group of Persons shall acquire Control of such Member or acquire or have Control of such Member’s assignee, other than a Person or group of Persons which had such Control of such Member as of the date such Member first became a Member hereunder (it being understood that (i) in the case of a Member directly or indirectly Controlled by a public company as of the date it first became a Member hereunder, no Member Change of Control shall be deemed to have occurred so long as such public company or its successors continue to directly or indirectly Control such Member and (ii) a Member Adviser Change with respect to a Member is not a Member Change of Control).

“Member Default”: with respect to any Member, (i) any representation and warranty made by such Member in this Agreement shall fail to have been correct in any material respect and is not corrected by such Member within 30 days of its becoming aware of, or its receipt of notice from the Company or another Member of, such failure, (ii) the occurrence of a Bankruptcy Event with respect to such Member, (iii) the failure by such Member to fund, when due, any portion of a Capital Contribution required to be funded by it pursuant to Section 4 or Section 10.3(c), or (iv) the failure by such Member, as and when required to do so, to acquire an Offered Interest which it has agreed to acquire pursuant to Section 10.1(d).

“Member Designee”: as defined in Section 7.1(a)(i).

“Member Group”: a group consisting of a Member and each of its Affiliates that is also a Member (in each case, whether a Class A Member or a Class B Member).

“Members”: each holder of Interests that has executed a copy of this Agreement, together with their permitted successors and assigns admitted to the Company pursuant to Section 10.1(g) hereof; provided, that solely with respect to the economic rights associated with Interests, references to a “Member” or “Members” herein shall include Economic Assignees.

“Membership Interest Fair Market Value”: for purposes of Section 10.2 and Section 10.3 with respect to any Interests, as at any date of determination, the purchase price at which an informed and willing buyer, under no compulsion to purchase, would purchase, and an informed and willing seller, under no compulsion to sell, would sell, such Interests, determined in accordance with the procedures specified in, or by reference in, whichever of such sections is applicable.

“National Bank Act”: the National Bank Act, as amended and codified at 12 U.S.C. Sections 1 et seq., and the regulations of the Office of the Comptroller of the Currency.

“Net Income and Net Loss”: for each fiscal year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for federal income tax purposes with the following adjustments: (a) any item of income, gain, loss, deduction or expense specially allocated pursuant to this Agreement (including Section 5.2(b)) shall not be taken into account in computing such taxable income or loss; (b) any income of the Company that is exempt from federal income taxation and not otherwise taken into account in computing taxable income or loss shall be added to such taxable income or loss; (c) if the Book Value of any asset differs from its adjusted tax basis for federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Book Value; (d) upon an adjustment to the Book Value of any asset pursuant to the definition of Book Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with the definition of “Depreciation”; and (f) except for items in (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition, shall be treated as deductible items.

“Obligor”: with respect to any Unitranche Loan, the Person primarily obligated to repay such Unitranche Loan.

“Originator”: HPSIP or the Capital One entity specified in Annex I as the “Originator”, or their respective successors, in either case in its capacity as the originator of a Unitranche Loan in accordance with the Sourcing Agreement.

“Partnership Audit Rules”: Subchapter C of Chapter 63 of the Code, as amended from time to time, any Treasury Regulations or other administrative interpretations or guidance thereunder, and any provisions of state, local or non-U.S. Applicable Law governing interactions with taxing authorities, or the conduct and resolution of examinations by tax authorities.

“Partnership Representative”: The Person designated pursuant to Section 7.7(a)(i) to serve as the partnership representative of the Company for purposes of Subchapter C of Chapter 63 of the Code, and the term shall also refer, as appropriate, to the Person designated to serve a similar role or function under any other Partnership Audit Rules.

“Patriot Act”: as defined in Section 7.11(b).

“Permitted Pledge”: with respect to a Member or a Manager (either, a “Pledgor”), the grant of a security interest in such Pledgor’s rights and interests in this Agreement to secure a credit or similar facility to which such Pledgor or an Affiliate thereof is a party, provided that:

(a) prior written notice of such grant is given to the Credit Committee and to each other Member and Manager;

(b) no foreclosure, sale or other realization upon any such interests of a Pledgor (including, without limitation, its Interests and management and voting rights hereunder) shall be permitted without both (i) compliance with each applicable provision herein and in the Senior Loan Agreement on transfers thereof, and (ii) the prior written consent of a Credit Committee Designee appointed by each Class A Member Group, no Member of which is the Pledgor or an Affiliate of the Pledgor;

(c) in no event will the terms of such grant (or any documents related thereto) deprive the Pledgor or any of its Affiliates of any right (or otherwise restrict or require the consent of any party to such credit facility or any other person) (i) to vote or otherwise take any action with respect to its Interests, or with respect to its capacity as a Manager, or (ii) to elect (or for any Credit Committee Designee on its behalf to take any vote as) a member of the Credit Committee (whether before or after the occurrence of any event of default or unmatured event of default under such credit facility or any other event);

(d) such Pledgor shall give to the Credit Committee and to each other Member and Manager prompt written notice of the occurrence of any event of default under such credit facility, or of any acceleration of or of any other event which permits the lenders thereunder to accelerate obligations owing to them, or which permits such lenders to seize or cause the transfer of, or which otherwise provides any rights or remedies with respect to, collateral for such credit facility;

(e) each Person to whom (or for whose benefit) such security interest is granted is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act and the rules thereunder.

“Person”: means an individual, corporation (including a business trust or a limited liability company), partnership, limited partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association or Governmental Authority.

“Portfolio Assets”: all Unitranche Loans made or acquired by the Company and any non-cash proceeds of such Unitranche Loans or of collateral therefor and the Eligible Investments.

“Program Services Agreement”: that certain Reporting and Compliance Program Services Agreement to be executed on or after the date hereof, by and between the Company and the Capital One entity specified in Annex I as the “Program Agent”, as “program agent” thereunder.

“Program Services Fee”: as defined in the Program Services Agreement.

“Regulatory Costs”: Damages actually imposed upon the Company by a Governmental Authority in connection with the enforcement of, or requirement for compliance with, Applicable Law (including any such Damages constituting costs or expenses associated therewith), other than Damages arising from the ordinary business of the Company as a lender making Unitranche Loans. For the avoidance of doubt, Damages arising from breaches of contract, litigation in connection with the enforcement of rights or remedies with respect to a Unitranche Loan or otherwise with an Obligor or any Affiliate thereof (including any proceeding in bankruptcy with respect to an Obligor or Affiliate), lost profits, lost opportunity costs and any expenses of liquidation or wind-down of the Company do not constitute Regulatory Costs.

“Regulatory Event”:

(a) any change in (or the adoption or commencement of effectiveness of) any Applicable Law or generally accepted accounting principles or regulatory accounting principles applicable to the Company or any Member (or any of its Affiliates) and affecting the application to the Company or any Member (or any of its Affiliates) of any Applicable Law, or

(b) any change in the application to the Company or any Member (or any of its Affiliates) of any existing Applicable Law or accounting principles referred to in clause (a) above, which change has been instigated or communicated by the court, Governmental Authority or other Person charged with the interpretation and/or application of such Applicable Law or accounting principles, that, in any case, (1) causes any of the transactions contemplated hereby to be prohibited by Applicable Law or (2) has an adverse effect (A) on any Member or its Affiliates that such Member reasonably deems in its sole discretion to be material or (B) on the Company that the Credit Committee reasonably deems in its sole discretion to be material. Notwithstanding anything herein to the contrary, (1) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (2) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

“Related Person”: as defined in Section 11.1.

“Remaining Investment Amount”: as to any Member on any date and with respect to a Class of Interests held by such Member, an amount equal to the greater of (a) zero and (b) the amount equal to (i) such Member’s Maximum Investment Amount with respect to such Class, minus (ii) the excess, if any, of (1) the aggregate amount of all Capital Contributions made by such Member (or deemed made by such Member pursuant to the definition of “Capital Contribution”) to the Company with respect to such Class pursuant to Section 4.2(a) hereof, over (2) the aggregate amount of all distributions received by such Member in respect of such Class of Interests that constitute “Principal Proceeds” (as defined in the Senior Loan Agreement). The funding of a Collateral Value Maintenance Contribution shall be in addition, to, and shall not reduce or otherwise change the amount of, the applicable Member’s Remaining Investment Amount.

“Representatives”: with respect to any Person, such Person’s Affiliates and their respective employees, officers, directors, trustees, members, managers, partners and agents (including attorneys).

“Required Designees”: for the purpose of constituting a quorum of the Credit Committee, and for taking any action required or permitted to be taken by the Credit Committee in accordance with the terms of this Agreement:

(a) if any provision of this Agreement specifically provides that action by certain Credit Committee Designees is required, such Credit Committee Designees; and if any provision of this Agreement specifically provides that certain Credit Committee Designees are excluded from taking any action, the other applicable Credit Committee Designees (other than the Tie-Breaker Designee, unless such provision expressly provides for the required consent of the Tie-Breaker Designee); and

(b) otherwise, at least one Credit Committee Designee elected by each Class A Member Group that has elected at least one Credit Committee Designee who has not resigned or been removed and not been replaced in accordance with Section 7.1(a)(v); provided, that, to the extent set forth in Section 7.1(c)(ii), “Required Designees” shall also require the consent of the Tie-Breaker Designee;

it being understood that in no event will “Required Designees” include any Independent Designee.

“Schedule K-1”: Internal Revenue Schedule K-1.

“Securities Act”: the Securities Act of 1933.

“Senior Lenders”: the Persons from time to time party to the Senior Loan Agreement as “Lenders” thereunder.

“Senior Loan Agent”: the Capital One entity specified in Annex I as the “Senior Loan Agent”, not in its individual capacity but solely as administrative agent and collateral agent under the Senior Loan Agreement, and any successor thereto appointed in accordance with the Senior Loan Agreement.

“Senior Loan Agreement”: the Loan and Security Agreement, dated as of the date hereof, by and among the Company, the Senior Loan Agent and the Senior Lenders, and any subsequent agreement that governs indebtedness refinancing or replacing the indebtedness under such Loan and Security Agreement.

“Senior Loan Termination Date”: the date (after the date of the execution of the Senior Loan Agreement) on which all of the “Obligations” under and as defined in the Senior Loan Agreement (other than contingent indemnification obligations for which no underlying claim has been asserted) have been paid, performed or discharged in full (with all such obligations consisting of monetary or payment obligations having been paid in full in cash) and no Senior Lender has any obligations to make advances or other extensions of credit thereunder or in connection therewith.

“Sourcing Fees”: the fees payable to the applicable Originator pursuant to Section 2.04(a) and (b) of the Sourcing Agreement.

“Sourcing Agreement”: the Sourcing Agreement, dated as of the date hereof, among the Company, the Capital One entity specified in Annex I and HPSIP.

“Specified JV”: a special purpose entity (a) established as a joint venture for the purpose of making or investing in a portfolio of loans and (b) which is jointly sponsored by (i) HPSIP or an Affiliate thereof and (y) the Capital One entity specified in Annex I or an Affiliate thereof.

“Specified Matter”: with respect to a Unitranche Loan, any amendment, modification, waiver or consent which would have any of the following effects or results:

(a) any reduction in interest rate or spread payable to the Company with respect to such Unitranche Loan;

(b) a reduction in fees or other amounts payable to the Company with respect to such Unitranche Loan;

(c) forgiveness of principal owed to the Company with respect to such Unitranche Loan;

(d) an increase in the principal amount of such Unitranche Loan;

(e) an extension of the maturity date of such Unitranche Loan;

(f) the assignment or participation of a Unitranche Loan by the Company;

(g) any change to the provisions relating to the release of collateral securing, or to the release of obligors or guarantors guaranteeing, such Unitranche Loan, or any action to release any such collateral, obligor or guarantor;

(f) the subordination of the lien on the collateral securing such Unitranche Loan;

(h) any change in amortization terms and mandatory prepayment provisions applicable to such Unitranche Loan;

(i) any change to the restricted payment or change of control covenants applicable to such Unitranche Loan; or

(j) any change to the financial covenants applicable to such Unitranche Loan.

“Subject Unitranche Loan”: as defined in Section 3.7(b).

“Substitute Member”: as defined in Section 10.1(g).

“Tie-Breaker Designee”: the individual then appointed to the Credit Committee on or before the date of the making of the initial Unitranche Loan Commitment by the Tie-Breaker Provider for the limited purposes specified in this Agreement; provided that each such individual, for the five year period prior to his or her appointment as Tie-Breaker Designee, has not been, and during the continuation of his or her service as Tie-Breaker Designee is not: (i) an employee, manager, stockholder, partner or officer of any Member or any of their respective Affiliates (other than his or her service as a Tie-Breaker Designee of the Company or independent director or manager of any of its Affiliates), (ii) a significant customer or supplier of any Member or any of their respective Affiliates, or (iii) a member of the immediate family of a Person described in (i) or (ii); provided further, however, a Tie-Breaker Designee may serve in similar capacities for other special purpose entities established from time to time by a Member or Affiliates of a Member or the Company. Each individual appointed as Tie-Breaker Designee by the Tie-Breaker Provider shall be subject to the reasonable approval of each of the Anchor Members (such approval not to be unreasonably withheld, delayed or conditioned).

“Tie-Breaker Eligible Matter”: as defined in Annex I.

“Tie-Breaker Provider”: the Person retained on or before the date of the making of the initial Unitranche Loan Commitment by the Company with the approval of the Required Designees to appoint or act as the Tie-Breaker Designee; provided that (i) the Tie-Breaker Provider may be terminated by the Company with the approval of the Required Designees, and (ii) in the event of the resignation or removal of the Tie-Breaker Provider, a substitute Tie-Breaker Provider shall be appointed by the mutual agreement of the Anchor Members (excluding any Anchor Member that fails to vote on the appointment of a substitute within five Business Days of receipt of the written request to do so from any other Anchor Member).

“Treasury Regulations”: the Income Tax Regulations promulgated under the Code, as the same may be hereafter amended from time to time.

“Unit Value”: with respect to any Capital Contribution pursuant to Section 4.2, the value of a Unit immediately prior to such Capital Contribution as determined in accordance with Section 4.2(d).

“Unitranche Loan”: a senior secured term loan to a borrower.

“Unitranche Loan Fair Market Value”: for purposes of Section 3.7 with respect to any Unitranche Loan, as at any date of determination, the purchase price at which an informed and willing buyer, under no compulsion to purchase, would purchase, and an informed and willing seller, under no compulsion to sell, would sell, such Unitranche Loan, determined in accordance with the procedures specified in Section 3.7.

“Units”: the Class A Units and the Class B Units.

“U.S. Dollars” and “$”: lawful money of the United States of America.

“Violating Party”: as defined in Section 2.11(c).

“Volcker Rule”: Section 619 of the Wall Street Reform and Consumer Protection Act, currently codified at Section 13 of the BHC Act, 12 U.S.C. 1851, and implementing rules of the Office of the Comptroller of the Currency, Board of Governors of the Federal Reserve System, FDIC, U.S. Securities and Exchange Commission, and Commodity Futures Trading Commission thereunder, currently codified at 12 C.F.R. 44, 225.180 et seq., 248, 351, and 17 C.F.R. 75 and 255.

“Wind-Down Buyout Loan”: as defined in Section 3.7(c).

1.2. Other Definitional Provisions.

Unless otherwise defined herein, all capitalized terms herein shall have the meanings ascribed thereto in the Senior Loan Agreement. To the extent that at any time the Senior Loan Agreement shall cease to be in effect, any terms used herein by reference to definitions in the Senior Loan Agreement shall have the meanings ascribed to such terms in the Senior Loan Agreement immediately prior to its termination.

1.3. Accounting Terms and Determinations.

All accounting terms used in this Agreement and not otherwise defined shall have the respective meanings accorded to them in accordance with GAAP and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied.

1.4. Interpretation.

(a) Schedules, Exhibits, Sections. References to an “Annex,” a “Schedule” or an “Exhibit” are, unless otherwise specified, to an Annex, a Schedule or an Exhibit attached to this Agreement and references to a “Section” or a “subsection” are, unless otherwise specified, to a Section or a subsection of this Agreement. Each Annex, Schedule and Exhibit attached to this Agreement is hereby incorporated into and made part of this Agreement.

(b) Plural. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter.

(c) Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend or otherwise affect the scope or intent of this Agreement or any provision hereof.

(d) References to Agreements and Laws; Successors and Assigns. Any term that relates to a document, instrument or agreement or to a statute, rule, law or regulation, in each case includes any amendments, modifications, supplements, restatements or any other changes thereto that may have occurred since the document, instrument, agreement, statute, rule, law or regulation came into being, including changes that occur after the date of this Agreement. References to law are not limited to statutes. Any reference to any Person includes references to its permitted successors and assigns.

1.5. Sole Discretion etc.

Whenever in this Agreement the Credit Committee or a Manager is permitted or required to make a decision (a) in its “sole and absolute discretion,” “sole discretion,” “sole judgment,” “discretion” or under a grant of similar authority or latitude, such Person shall be entitled to consider such interests and factors as it desires, including its own interests (or, in the case of a member of the Credit Committee, the interests of the Member that appointed him or her), and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (b) in its “good faith” or under another express standard, such Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other Applicable Law.

2. ORGANIZATION.

2.1. Continuation of Company; Company Term.

The Company was formed as a limited liability company pursuant to the provisions of the Company Act, and shall continue as a limited liability company in accordance with the Company Act and the terms of this Agreement.

Anthony Lebron is hereby designated as an “authorized person” within the meaning of the Company Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Members, acting jointly and not severally, thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Company Act.

The term of the Company commenced on the date the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware and shall continue until the Company is dissolved and liquidated in accordance with the Company Act and this Agreement (the “Company Term”).

2.2. Name.

The name of the Company shall be “ULTRA III, LLC” or such other name or names as may be selected by the Credit Committee from time to time, and its business shall be carried on in such name with such variations and changes, or under such “doing business as” names, as the Credit Committee deems necessary to comply with requirements of the jurisdiction in which the Company’s operations are conducted or appropriate. The Managers shall give the Members prompt written notice of any change in the name of the Company.

2.3. Purpose.

Subject to Section 2.12, the Company is organized for the object and purposes of (a) funding, holding for investment, managing and disposing of Unitranche Loans, (b) receiving other Portfolio Assets as proceeds of Unitranche Loans, and holding for investment and disposing of such Portfolio Assets and (c) engaging in such additional acts and activities and conducting such other businesses related or incidental to the foregoing as the Credit Committee shall reasonably deem necessary or advisable; provided, however, that in no event shall the Company engage in any business or own any asset that would not be permissible to be conducted or owned by a national bank pursuant to the National Bank Act, and provided further that the Company shall not engage in any activities or own any assets that would be prohibited by the Volcker Rule.

2.4. Offices.

The Company shall have its principal offices at Two Bethesda Metro Center, Suite 600, Bethesda, Maryland 20814, or at such other place or places within the United States as the Credit Committee may, from time to time, select. The Company may from time to time have such other office or offices in such other jurisdictions as the Credit Committee may deem advisable.

2.5. Registered Office and Agent.

The address of the Company’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, and the registered agent for service of process on the Company at such address is Corporation Service Company.

2.6. Fiscal Year.

The fiscal year of the Company shall end on the 31st day of December in each year, except that if the Company is required under the Code to use a taxable year other than such year, then the fiscal year of the Company shall be such required taxable year; provided, however, the Credit Committee shall have the authority to change the ending date of the fiscal year to any other date allowed under the Code if the Credit Committee, in its sole discretion, shall determine such change to be necessary or appropriate. The Managers shall promptly give notice of any such change to the Members.

2.7. Powers.

Subject to the terms of this Agreement, including, without limitation, Section 2.3 hereof, the Company shall be empowered to do or cause to be done, or not to do, any and all acts deemed by the Credit Committee or, where applicable, a Manager or the Managers, in its or their sole discretion to be necessary or appropriate in furtherance of the purposes of the Company including, without limitation, the power and authority to:

(a) fund, hold, manage, amend, waive, terminate, own, sell, transfer, convey, assign, exchange, pledge or otherwise dispose of the Company’s interests in Unitranche Loans and other Portfolio Assets in accordance with this Agreement;

(b) open, have, maintain and close bank and brokerage accounts (including the accounts permitted under the Senior Loan Agreement), including the power to draw checks or other orders for the payment of moneys;

(c) bring and defend actions and proceedings at law or in equity or before any Governmental Authority;

(d) hire consultants, custodians, trustees, attorneys, accountants and such other agents and employees of the Company as it may deem necessary or advisable, and to authorize each such agent and employee to act for and on behalf of the Company;

(e) enter into and carry out the terms of the Sourcing Agreement without any further act, approval or vote of any Member;

(f) incur indebtedness under the Senior Loan Agreement, and to pledge all or any portion of the Company’s assets to the Senior Loan Agent pursuant to the Senior Loan Agreement;

(g) borrow money and guarantee indebtedness as set forth in Section 7.5;

(h) make all elections, investigations, evaluations and decisions, binding the Company thereby, that may, in the sole judgment of the Credit Committee or, where applicable, a Manager, be necessary or appropriate for the acquisition, holding or disposition of Portfolio Assets for the Company;

(i) enter into, perform and carry out contracts and agreements of every kind necessary or incidental to the offer and sale of Interests or to the accomplishment of the Company’s purposes or business, and to take or omit to take such other action in connection with such offer and sale or with the business of the Company as may be necessary or desirable to further the purposes of the Company; and

(j) carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the Company’s business.

2.8. Organizational Certificates and Other Filings.

(a) Authority. The Managers (jointly or, if approved by the Credit Committee, individually) are hereby authorized to execute all instruments, certificates, notices and documents, and to do or cause to be done all such filing, recording, publishing and other acts, as may be reasonably deemed by the Managers or the Credit Committee to be necessary or appropriate from time to time to comply with all applicable requirements for the formation or operation or, when appropriate, termination of a limited liability company in the State of Delaware and all other jurisdictions where the Company does or shall desire to conduct its business; provided that any such action that would subject the Company or any Member to any material expense shall require the approval of the Credit Committee.

(b) Further Assurances. If requested by both of the Managers, the Members shall, to the extent they may legally do so without the incurrence of undue expense, execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managers to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for: (i) the formation and operation of, and, when appropriate, termination of, a limited liability company under the laws of the State of Delaware; (ii) if the Managers deem it advisable, the operation of the Company as a limited liability company in all jurisdictions where the Company proposes to operate; and (iii) all other filings required to be made by the Company; provided that this Section 2.8(b) shall not require any Member to qualify to do business in or consent to the jurisdiction of any jurisdiction.

2.9. Separateness.

The Company has taken and will take the following steps to ensure at all times that the Company operates and maintains its legal status as an independent entity separate and distinct from any other Person:

(a) Except as provided herein or in the Senior Loan Agreement, the funds and other assets of the Company shall not be commingled or pooled with those of any other Person. The Company shall hold all of its assets in its own name or in the name of a trustee, custodian or other agent on its behalf.

(b) The Company shall maintain separate deposit and other bank accounts and funds to which no other Person has access (except to the extent required by the Senior Loan Agreement), which accounts shall be maintained in the name of the Company.

(c) Except as expressly permitted by the Senior Loan Agreement, the Company shall not guarantee, become obligated for or pay the debts of any other Person or hold the credit of the Company out as being available to satisfy the obligations of any other Person (nor indemnify any Person for losses resulting therefrom), nor have any of its obligations guaranteed by any other Person or hold the Company out as responsible for the debts of any other Person or for the decisions or actions with respect to the business and affairs of any other Person, nor seek or obtain credit or incur any obligation to any third party based upon the creditworthiness or assets of any other Person (i.e., other than based on the creditworthiness or assets of the Company) nor allow any Person to do such things based on the credit of the Company.

(d) The Company shall observe all organizational formalities.

(e) The Company shall have its own Credit Committee and Managers.

(f) The Company shall act solely in its limited liability company name (or in another separate name approved under Section 2.2) and through its duly authorized Managers, officers or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity or assets with which they are concerned. Without limiting the generality of the foregoing, all written and oral communications, including without limitation letters, invoices, purchase orders, contracts, statements and loan applications, shall be made solely in the Company’s own name (or in another separate name approved under Section 2.2).

(g) Except as expressly permitted by the Senior Loan Agreement, the Company shall direct creditors of the Company to send invoices and other statements of account of the Company directly to the Company and not to any Affiliate of the Company and cause the Affiliates of the Company to direct their creditors not to send invoices and other statements of accounts of such Affiliate to the Company (to the extent necessary to prevent the same from being sent to the Company).

(h) The Company shall maintain separate records, books of account and financial statements, and shall not commingle its records and books of account with the records and books of account of any other Person or the Members. The assets of the Company shall not and will not be available to satisfy the claims of any creditor of the Members.

(i) The Credit Committee shall hold appropriate meetings to authorize all of the Company’s limited liability company actions, which meetings may be held by meeting, by telephone conference call or by written consent of the Required Designees.

(j) Except to the extent expressly provided herein, the Company shall pay its own liabilities and expenses out of its own funds as the same shall become due.

(k) The Company shall compensate all employees, consultants and agents and Affiliates, to the extent applicable, for services provided to or on behalf of the Company by such employees, consultants and agents and Affiliates, in each case, from the Company’s own funds and either maintain a sufficient number of employees, and/or employ sufficient consultants and agents, in light of its contemplated operations.

(l) Except as expressly provided herein, the Company shall pay from its own bank and brokerage accounts for operating expenses (or the Company’s allocable share of any such amounts provided by one or more other Affiliates) and not have such operating expenses (or the Company’s allocable share thereof) paid by any Affiliate.

(m) The Company shall at all times ensure that its capitalization is adequate to conduct its business and affairs considering the Company’s size and nature of its business and intended purposes and, after giving effect to the transactions contemplated by the Transaction Documents, refrain from engaging in a business for which its remaining property represents unreasonably small capital.

(n) Except as expressly permitted by the Senior Loan Agreement, the Company shall maintain third party arm’s-length relationships with its Members and their Affiliates.

(o) [Reserved].

(p) The Company shall hold itself out as a separate legal entity and correct any known misunderstanding regarding its separate identity.

(q) The Company shall avoid the appearance of conducting business on behalf of any other Person Controlling or Controlled by, or under common Control of, any Member or any of its Affiliates, or of having assets available to pay the creditors of any Affiliate of the Company.

(r) The Company’s financial statements shall disclose the effects of its transactions in accordance with GAAP, consistently applied, and disclose that its assets are not available to pay creditors of any Affiliate of the Company.

(s) The Company’s resolutions, agreements and other instruments authorizing the transactions described in the Transaction Documents shall be maintained by it as official records, separately identified and held apart from the records of any Affiliate of the Company.

(t) The Company shall not appoint an Affiliate of the Company or any employee of any such Affiliate as an agent of the Company, except as otherwise permitted in the Transaction Documents (although such Person can qualify as a Manager or a Credit Committee Designee).

(u) Except as expressly permitted by any of the Transaction Documents, the Company shall not acquire obligations or securities of or make any loans or advances to or pledge its assets for the benefit of any Member or any Affiliate of a Member.

(v) The Company shall file its own tax returns, if any, as may be required under Applicable Law.

(w) The Company shall otherwise practice and adhere to all limited liability company procedures and formalities to the extent required by this Agreement or all other appropriate constituent documents.

(x) The Company shall maintain its valid existence in good standing under the laws of the State of Delaware and maintain its qualification to do business under the laws of such other jurisdictions as its operations require.

(y) The Company shall obtain and maintain any lender licenses and qualifications as shall be required by the nature and location of its activities.

(z) The Company shall comply with all laws applicable to the transactions contemplated by the Transaction Documents.

Failure of the Company, any Member, or any Manager on behalf of the Company to comply with any of the foregoing covenants or any of the covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members or any Manager.

2.10. Limited Liability and Bankruptcy Remoteness.

(a) Except as otherwise expressly provided by the Company Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Member, Manager or Credit Committee Designee (including each Independent Designee) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Manager or Credit Committee Designee of the Company.

(b) Without limiting the generality of Section 2.9, the Company shall be operated in such a manner as the Credit Committee deems reasonable and necessary or appropriate to preserve (a) the limited liability of the Members and each Manager, (b) the separateness of the Company from the business of the Members (or their successors), or any other Affiliate thereof and (c) until the expiration of the period of one year and one day specified in Section 2.11, the bankruptcy-remote status of the Company.

2.11. No Bankruptcy Petition; No Dissolution.

(a) Each Member and each Manager hereby covenants and agrees (or shall be deemed to have hereby covenanted and agreed) that, prior to the date which is one year and one day after the Senior Loan Termination Date, not to petition or otherwise invoke or cause the Company to invoke the process of any court or Governmental Authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, ordering the winding up or liquidation of the affairs of the Company, filing any insolvency, or reorganization case or proceeding, making any assignment for the benefit of creditors of the Company, or taking action in furtherance of any of the foregoing; provided, however, that nothing in this Section 2.11 shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Company pursuant to this Agreement.

(b) To the fullest extent permitted by law, each Member and each Manager hereby covenants and agrees (or shall be deemed to have hereby covenanted and agreed) that, until the Senior Loan Termination Date, such Member and such Manager will not consent to, or make application for, or institute or maintain any action for, the dissolution of the Company under Section 18-801 or 18-802 of the Company Act or otherwise.

(c) In the event that any Member or any Manager takes action in violation of this Section 2.11 (any such Member or Manager, a “Violating Party”), each Member and Manager that is not a Violating Party is hereby authorized on behalf of itself and the Company to, and agrees that it will, file an answer with the court or otherwise properly contest the taking of such action and raise the defense that each Violating Party has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.

(d) The provisions of this Section 2.11 shall survive the termination of this Agreement and the resignation, withdrawal or removal of any Member or any Manager. Nothing herein contained shall preclude participation by any Member or any Manager in assertion or defense of its claims in any such proceeding involving the Company.

2.12. Regulatory Treatment of the Company. As set forth on Annex I.

3. MEMBERS.

3.1. General.

The membership of the Company shall consist of the Members listed from time to time in Schedule A hereto, and such additional and substituted Members as may be admitted to the Company pursuant to Section 10 or 13. The Managers shall cause Schedule A to be amended from time to time to reflect the admission of any Member, the removal or withdrawal of any Member for any reason, the receipt by the Company of notice of any change of name or address of a Member or a change in the number of Units of any Member (and, in each of the foregoing cases, no consent of any Member or the Credit Committee shall be required in connection with any such amendment).

3.2. Units of Membership Interests.

(a) Creation and Issuance. The limited liability company interests in the Company shall be divided into and consist of two (2) classes: (a) class A interests (the “Class A Interests”) divided into units (“Class A Units”), and (b) class B interests (the “Class B Interests”) divided into units (“Class B Units”). Each of the Class A Interests and Class B Interests shall have the relative rights, powers and duties specified in this Section 3.2 and as expressly set forth elsewhere in this Agreement. The Class A Interests and Class B Interests have been issued to (and as of the date hereof are held by) the HPS Member and the Capital One Member, in the applicable amounts set forth on Schedule A hereto, in consideration of their respective Capital Contributions referred to in the first sentence of Section 4.1. Each Unit shall have a par value of $1.00. Except as provided in Sections 4.2(a) and (c), no additional Interests or Units may be issued by the Company without the unanimous consent of the Anchor Members.

(b) Distributions. Distributions to the holders of the Interests shall be made as provided in Section 6.2 and Article 12.

(c) No Retirement Company or Conversion. The Interests shall not be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption thereof for retirement and shall not be convertible into any other class of Interests.

(d) Voting Rights. As set forth on Annex I.

3.3. Limited Liability of Members.

Except as otherwise required by Applicable Law, the liability of each Member is limited to its obligation to make its initial Capital Contribution referred to in the first sentence of Section 4.1, to fund its Remaining Investment Amounts, if any, pursuant to Section 4.2 and to make the other payments required by this Agreement, all of which obligations are intended to be enforceable only by the Company and the Members but not by creditors of the Company, and nothing elsewhere set forth in this Agreement or in any other document, and nothing arising from any other transaction whatsoever between or among any or all of the Members or the Company, shall have the effect of removing, diminishing or otherwise affecting such limitation.

3.4. No Priority, Etc.

Generally, no Member shall have priority over any other Member either as to the return of the amount of its Capital Contribution to the Company or, other than as provided in Section 5, as to any allocation of Net Profit and Net Loss.

3.5. Company Property; Company Interest.

No real or other property of the Company shall be deemed to be owned by any Member individually, but shall be owned by and title shall be vested solely in the Company. The Interests of the Members shall constitute personal property.

3.6. Representations of each Member, Economic Assignee and Manager.

Each Member and Economic Assignee hereby makes the following representations and warranties as to itself, and each Manager is deemed to make the applicable representations set forth in this Section 3.6 as to itself, in each case as of the date of its execution and delivery of this Agreement or the date of its acceptance of its appointment as a Manager (or otherwise as of the date it becomes a Member, an Economic Assignee or a Manager, or as otherwise set forth below).

(a) Organization and Good Standing. Such Person is a corporation, limited liability company, statutory trust or other entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has, in all material respects, full power and authority to own its properties and conduct its business as such properties are presently owned and as such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement.

(b) Due Authorization. Such Person’s execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, limited liability company or equivalent action on its part, and if necessary, by the equity holders of such Person.

(c) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, receivership, conservatorship, moratorium or other laws affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(d) No Conflict. The execution, delivery and performance by such Person of this Agreement, and the ownership by such Member or Economic Assignee of its Interest, do not (i) conflict with, or result in a breach or termination of, or constitute a default under its articles of incorporation and bylaws, its certificate of formation or limited liability company operating agreement or other organizational documents, as applicable, or any agreement, commitment or other instrument, order, injunction, judgment or decree to which such Person is a party or by which it is bound or to which any of its assets or properties is subject or (ii) constitute a violation by such Person of any Applicable Law, except, in any case, for such conflicts, breaches, terminations, defaults or violations as would not have a Material Adverse Effect on such Person or the Company.

(e) No Proceedings. There are no proceedings or investigations pending or, to the knowledge of such Person, threatened against such Person before any Governmental Authority (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability, of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that is reasonably likely to materially and adversely affect the financial condition or operations of such Person or the performance by such Person of its obligations under this Agreement.

(f) Securities Matters. Such Member or Economic Assignee is (i) an “accredited investor” as defined in clauses (1), (2), (3), (5), (7) or (8) of Rule 501(a) under the Securities Act, and (ii) a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act and the rules thereunder. If such Member or Economic Assignee is registered or planning to become registered with the U.S. Securities and Exchange Commission as an “investment company” pursuant to the Investment Company Act, it shall represent and warrant to the Capital One entity specified in Annex I that neither the Capital One entity specified in Annex I nor any Affiliate thereof shall become, or be required to register as, an investment adviser as a result of such Member’s or Economic Assignee’s ownership of an interest in the Company. Such Member or Economic Assignee understands that the Interests will not be registered under the Securities Act or the securities laws of any jurisdiction, and may not be offered or sold unless registered thereunder or unless an exemption from such registration is available and the provisions of this Agreement have been complied with. The issuance or assignment to such Member or Economic Assignee of its Interests or interests therein was accomplished in a manner not requiring registration of such Interests under the Securities Act or the securities laws of any jurisdiction. Such Member or Economic Assignee has the financial resources to perform its obligations hereunder (including its obligations to make Capital Contributions as may be required under Section 4), and has such experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto. Such Member’s or Economic Assignee’s Interest is being acquired by such Member or Economic Assignee solely for its own account for investment purposes only, and is not being purchased with a view to or for the resale, distribution, subdivision or fractionalization thereof. Such Member or Economic Assignee understands that it must bear the economic risk of the investment for an indefinite period of time.

(g) Independent Investigation. Such Member or Economic Assignee has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial conditions and prospects of the Company. The determination of such Member or Economic Assignee to acquire the Interests has been made by such Person independent of any other Member or Economic Assignee and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial conditions and prospects of the Company that may have been made or given by any other Member or Economic Assignee or by any agent or employee of any other Member or Economic Assignee.

(h) USA Patriot Act. As set forth on Annex I.

(i) OFAC. Such Member or Economic Assignee has implemented and maintains in effect policies and procedures designed to ensure that no beneficial owner of such Member is identified on the OFAC List (as defined in Section 7.11) or any similar list maintained by OFAC.

(j) Additional Representations of the HPS Member. As set forth on Annex I.

Notwithstanding anything else in this subsection (h) to the contrary, the restrictions set forth in this subsection (h) shall not apply if, as agreed by the Anchor Members in writing, (1) the Volcker Rule is no longer in effect or is no longer applicable with respect to the Company, or (2) the Company is able to rely on another exclusion from the definition of “covered fund” or another exemption from the covered fund prohibition of the Volcker Rule that, in the reasonable judgment of the Anchor Members, does not require compliance with the requirements set forth in this subsection (h).

3.7. Member Rights to Acquire Unitranche Loans.

(a) Right of First Refusal. If at any time the Credit Committee determines to sell, assign or otherwise dispose of a Unitranche Loan or any portion thereof (other than as provided in Section 3.7(b) or 3.7(c) below), the Company shall provide written notice thereof to each Anchor Member (which notice shall specify the amount of the Unitranche Loan to be sold, assigned or disposed of, the proposed sale price and the proposed date of sale). Within ten (10) Business Days after its receipt of such notice, each Anchor Member may, in writing delivered to the Company, offer to acquire such Unitranche Loan or the specified portion thereof on the terms set forth in such notice. If an Anchor Member making such offer is, or is an Affiliate of, the “Primary Sourcing Party” with respect to such Unitranche Loan under and as defined in the Sourcing Agreement, then such Anchor Member shall have the sole right to acquire such Unitranche Loan or the specified portion thereof on the terms so set forth. If the Anchor Member that is, or is an Affiliate of, the “Primary Sourcing Party” does not make such an offer, then the other Anchor Members shall have the right to acquire a ratable interest (equal to each such Anchor Member’s Aggregate Percentage Interest, determined without regard to the Class A Percentage Interests or Class B Percentage Interests of each Anchor Member not making an offer therefor) in such Unitranche Loan or the specified portion thereof on the terms so set forth. Any such acquisition may be made by the applicable Anchor Member or any Affiliate thereof designated by such Anchor Member, and shall be consummated not more than thirty (30) Business Days after delivery by the applicable Anchor Member of the exercise of such right. If no Anchor Member offers to acquire such Unitranche Loan on the terms so set forth, the Company may proceed to sell, assign or otherwise dispose of such Unitranche Loan on such terms to any other Person, so long as such sale, assignment or other disposition is consummated no more than thirty (30) Business Days after the delivery of the initial notice thereof to the Anchor Members.

(b) Buyout Right for Defaulted Loans. If at any time a Unitranche Loan owned by the Company is and has for not less than 30 calendar days been a “Defaulted Loan” (as defined in the Senior Loan Agreement) with a “Portfolio Loan Collateral Value” (as defined in the Senior Loan Agreement) that is equal to or less than 50% of the “Outstanding Principal Balance” (as defined in the Senior Loan Agreement) of such Unitranche Loan (any such Unitranche Loan, a “Subject Unitranche Loan”), then each of the Anchor Members may (by written notice delivered to the Company and each other Anchor Member) offer to acquire such Subject Unitranche Loan at a price equal to the Unitranche Loan Fair Market Value thereof. Upon receipt of any such notice, each other Anchor Member may, by notice to the Company and each other Anchor Member delivered not more than ten (10) Business Days after its receipt of such initial notice, elect to participate in any such acquisition. In the event that more than one Anchor Member offers to acquire a Subject Unitranche Loan, such Anchor Members shall acquire a ratable interest (equal to each such Anchor Member’s Aggregate Percentage Interest, determined without regard to the Class A Percentage Interests or Class B Percentage Interests of each Anchor Member not making an offer therefor) in such Unitranche Loan. Any such acquisition may be made by the applicable Anchor Member or any Affiliate thereof designated by such Anchor Member, and shall be consummated not more than thirty (30) Business Days after the latest delivery of a notice of acquisition by the Anchor Members.

(c) Wind-Down Buyout Loans.

(i) If (A) a Specified Wind-Down Amortization Event occurs and (solely in the case of a Specified Wind-Down Amortization Event triggered due to a Wind-Down Amortization Event arising under clause (iv) of the definition thereof) is continuing for sixty (60) days (unless a shorter period is agreed to between the Anchor Members) or more and (B) no Wind-Down Amortization Event other than a Specified Wind-Down Amortization Event is continuing, then the HPS Member may, by written notice to each of the Senior Loan Agent and each Anchor Member cause the Company to offer to sell all, but not less than all, of the Unitranche Loans of the Company (any such Unitranche Loan, a “Wind-Down Buyout Loan”) to the Anchor Members, Affiliates (or any fund or other investment vehicle or account managed or advised by the HPS Member, HPSIP or any Affiliate thereof) of the Anchor Members or Specified JVs, as applicable, in accordance with the terms of this Section 3.7(c) at a price equal to the Unitranche Loan Fair Market Value thereof.

(ii) Upon receipt of any such notice, each Anchor Member may, by notice to the Company and each other Anchor Member delivered not more than fifteen (15) Business Days after the Unitranche Loan Fair Market Value of all Wind-Down Buyout Loans is determined pursuant to this Section 3.7, elect to participate (or to cause a Specified JV to participate) in any such acquisition subject to the terms of this Section 3.7(c).

(iii) The following rules shall apply in connection with any sale of any Wind-Down Buyout Loan pursuant to this Section 3.7(c):

(A)

In the case of any Wind-Down Buyout Loan for which HPSIP or an Affiliate thereof is the sole “Primary Sourcing Party” with respect to such Wind-Down Buyout Loan under and as defined in the Sourcing Agreement, the following allocation rules shall apply:

a.

If the Anchor Members desire to cause a Specified JV to acquire such Wind-Down Buyout Loan, then the Anchor Members shall have the initial right (but not the obligation), subject to the terms of the governance documents for such Specified JV, to cause such Specified JV to acquire such Wind-Down Buyout Loan at a price equal to the Unitranche Loan Fair Market Value thereof in accordance with the terms of this Section 3.7(c).

b.

If the Anchor Members do not cause a Specified JV to acquire such Wind-Down Buyout Loan in accordance with clause a. above, then the HPS Member or an Affiliate (or any fund or other investment vehicle or account managed or advised by the HPS Member), HPSIP or any Affiliate thereof) thereof shall have the right (but not the obligation) to acquire such Wind-Down Buyout Loan at a price equal to the Unitranche Loan Fair Market Value thereof in accordance with the terms of this Section 3.7(c).

c.

If (x) the Anchor Members do not cause a Specified JV to acquire such Wind-Down Buyout Loan in accordance with clause a. above and (y) the HPS Member does not acquire (or cause an Affiliate (or any fund or other investment vehicle or account managed or advised by the HPS Member, HPSIP or any Affiliate thereof) to acquire) such Wind-Down Buyout Loan in accordance with clause b. above then the Capital One Member or an Affiliate thereof shall have the right (but not the obligation) to acquire such Wind-Down Buyout Loan at a price equal to the Unitranche Loan Fair Market Value thereof in accordance with the terms of this Section 3.7(c).

(B)

In the case of any Wind-Down Buyout Loan for which the Capital One entity specified in Annex I is the “Primary Sourcing Party” with respect to such Wind-Down Buyout Loan under and as defined in the Sourcing Agreement, the following allocation rules shall apply:

a.

If the Anchor Members desire to cause a Specified JV to acquire such Wind-Down Buyout Loan, then the Anchor Members shall have the initial right (but not the obligation), subject to the terms of the governance documents for such Specified JV, to cause such Specified JV to acquire such Wind-Down Buyout Loan at a price equal to the Unitranche Loan Fair Market Value thereof in accordance with the terms of this Section 3.7(c).

b.

If the Anchor Members do not cause a Specified JV to acquire such Wind-Down Buyout Loan in accordance with clause a. above, then the Capital One Member or an Affiliate thereof shall have the right (but not the obligation) to acquire such Wind-Down Buyout Loan at a price equal to the Unitranche Loan Fair Market Value thereof in accordance with the terms of this Section 3.7(c).

c.

If (x) the Anchor Members do not cause a Specified JV to acquire such Wind-Down Buyout Loan in accordance with clause a. above and (y) the Capital One Member does not acquire (or cause an Affiliate to acquire) such Wind-Down Buyout Loan in accordance with clause b. above, then the HPS Member or an Affiliate (or any fund or other investment vehicle or account managed or advised by the HPS Member, HPSIP or any Affiliate thereof) thereof will have the right (but not the obligation) to acquire such Wind-Down Buyout Loan at a price equal to the Unitranche Loan Fair Market Value thereof in accordance with the terms of this Section 3.7(c).

(C)

In the case of any Wind-Down Buyout Loan for which neither HPSIP nor the Capital One entity specified in Annex I is the “Primary Sourcing Party” with respect to such Wind-Down Buyout Loan under and as defined in the Sourcing Agreement (or both parties are “co-Primary Sourcing Parties” with respect to such Wind-Down Buyout Loan under and as defined in the Sourcing Agreement), the following allocation rules shall apply:

a.

If the Anchor Members desire to cause a Specified JV to acquire such Wind-Down Buyout Loan, then the Anchor Members shall have the initial right (but not the obligation), subject to the terms of the governance documents for such Specified JV, to cause such Specified JV to acquire such Wind-Down Buyout Loan at a price equal to the Unitranche Loan Fair Market Value thereof in accordance with the terms of this Section 3.7(c).

b.

If (x) the Anchor Members do not cause a Specified JV to acquire such Wind-Down Buyout Loan in accordance with clause a. above, and (y) both Anchor Members desire to purchase such Wind-Down Buyout Loan, then each Anchor Member will have the right (but not the obligation) to acquire (or cause an Affiliate (or, in the case of the HPS Member, any fund or other investment vehicle or account managed or advised by the HPS Member, HPSIP or any Affiliate thereof) to acquire) 50% (or such other percentage mutually agreed to by the Anchor Members) of such Wind-Down Buyout Loan at a price equal to the Unitranche Loan Fair Market Value thereof in accordance with the terms of this Section 3.7(c).

c.

If (x) the Anchor Members do not cause a Specified JV to acquire such Wind-Down Buyout Loan in accordance with clause a. above, and (y) one (but not both) Anchor Member desires to purchase such Wind-Down Buyout Loan, then such Anchor Member desiring to purchase such Wind-Down Buyout Loan shall have the right (but not the obligation) to acquire such Wind-Down Buyout Loan at a price equal to the Unitranche Loan Fair Market Value thereof in accordance with the terms of this Section 3.7(c).

(iv) No Wind-Down Buyout Loans shall be sold by the Company to any Person pursuant to this Section 3.7(c) unless (a) all of the Wind-Down Buyout Loans are sold pursuant to this Section 3.7(c) at substantially the same time and (b) all outstanding “Obligations” (other than any unmatured, contingent obligations) under the Senior Loan Agreement are repaid with the proceeds of the sales of the Wind-Down Buyout Loans.

(v) Any such acquisition may be made by the applicable Anchor Member, any Affiliate (or, in the case of the HPS Member, any fund or other investment vehicle or account managed or advised by the HPS Member, HPSIP or any Affiliate thereof) thereof designated by such Anchor Member or a Specified JV Member, as applicable, and shall be consummated not more than thirty (30) Business Days after the Unitranche Loan Fair Market Value of all Wind-Down Buyout Loans is determined pursuant to this Section 3.7.

(d) Determination of Unitranche Loan Fair Market Value. The Unitranche Loan Fair Market Value of any Unitranche Loan under this Section 3.7 shall be determined in good faith in accordance with this Section 3.7(d). Upon the requirement for the determination of the Unitranche Loan Fair Market Value of a Unitranche Loan under this Section 3.7, the Credit Committee may by resolution determine the Unitranche Loan Fair Market Value thereof, in which event such resolution shall be binding on all parties. If the Credit Committee has not by resolution determined the Unitranche Loan Fair Market Value of a Unitranche Loan within ten (10) Business Days after any Anchor Member calls for such determination, then the Company may, by resolution of the Credit Committee, engage an Approved Appraiser to perform an appraisal with respect to the Unitranche Loan Fair Market Value of such Unitranche Loan, and deliver such appraisal to the Member Designees of the Credit Committee. Such appraisal, when so delivered, shall be binding on all parties. If the Credit Committee cannot agree upon the engagement of an Approved Appraiser within such time period, each Anchor Member shall engage its own Approved Appraiser, each of which Approved Appraisers will perform its own appraisal with respect to the Unitranche Loan Fair Market Value of such Unitranche Loan, and deliver such appraisal to the Member Designees of the Credit Committee. The Unitranche Loan Fair Market Value of the Unitranche Loan shall be the arithmetic mean of the values set forth in each of such appraisals, and such Unitranche Loan Fair Market Value shall be binding on all parties.

(e) As set forth on Annex I.

4. CAPITAL CONTRIBUTIONS; CERTAIN SENIOR LOAN AGREEMENT ADVANCES.

4.1. Capital Contributions.

The amount of each Class A Member’s initial Capital Contribution in consideration for its Class A Interest, and the number of Class A Units issued to such Class A Member in consideration thereof, is set forth opposite its name in Schedule A attached hereto under the heading “Initial Capital Contribution”, and the amount of each Class B Member’s initial Capital Contribution in consideration for its Class B Interest, and the number of Class B Units issued to such Class B Member in consideration thereof, is set forth opposite its name in Schedule A attached hereto under the heading “Initial Capital Contribution”. Additional Capital Contributions may be made from time to time in accordance with Section 4.2.

4.2. Additional Capital Contributions.

(a) From time to time prior to the occurrence of an Event of Termination, the Credit Committee may, by affirmative vote of the Required Designees, require additional Capital Contributions from each Member that has a Remaining Investment Amount in an aggregate amount not to exceed such Member’s Remaining Investment Amount with respect to the applicable Class of Interests (each, a “Funding”), provided that, in the event the Credit Committee approves (or the Managers jointly approve with the approval of the Credit Committee) the Company’s entering into a Unitranche Loan Commitment (including, without limitation, a Secondary Committed Funding), unless otherwise determined in writing by the Required Designees, the Credit Committee shall be deemed to have required a Funding without the requirement for an additional affirmative vote of the Required Designees (a “Deemed Funding”). Each such Funding shall be called pro rata between the Classes, and pro rata among the Members of each Class

(by Unit), unless all Members agree to a different allocation of the aggregate Capital Contributions among Members. If the Credit Committee has required or has been deemed to have required a Funding, each Member that then has a Remaining Investment Amount with respect to a Class of Interests agrees to fund its Capital Contribution with respect to such Class in an amount equal to the aggregate amount of the Funding multiplied by such Member’s Remaining Investment Amount with respect to such Class divided by the aggregate Remaining Investment Amounts of all of the Members. Each Member that holds both Class A Interests and Class B Interests shall be obliged to fund its applicable portion of the Funding in respect of both Classes as provided above. Upon receipt by the Company of the proceeds of a Funding from a Member, the Company shall be deemed automatically to have issued additional Units of the applicable Classes to such Member, in an amount for each applicable Class equal to (i) the dollar amount of such Funding by such Member with respect to such Class, divided by (ii) the Unit Value immediately preceding such Funding. The failure of any Member to fund its Capital Contribution with respect to any Funding required to be made by it shall not relieve any other Member of its obligations to fund its related Capital Contribution hereunder; provided that the obligations of the Members to fund Capital Contributions are several and no Member shall be responsible for any other Member’s failure to fund any Capital Contribution as so required.

(b) If the Credit Committee has required or has been deemed to require a Funding in accordance with Section 4.2(a) above, the Managers jointly shall deliver a notice to each Member specifying the aggregate Capital Contributions to be made by Class and the individual Capital Contribution thereof applicable to each Member (a “Funding Notice”); provided that, in the case of any Deemed Funding either Manager may (unless objected to in writing by the other Manager if such other Manager has determined, in good faith, that the Company is not then obligated to fund under the related Unitranche Loan Commitment), individually, deliver a Funding Notice if no Funding Notice has been jointly delivered at least one Business Day prior to the date such Funding is required to allow the Company to use the proceeds thereof to satisfy the applicable Unitranche Loan Commitment. Each Member shall make available to the Company, in accordance with the Company’s payment instructions, its share of such Funding in Dollars and by wire transfer or ACH transfer of immediately available funds, not later than the deadline set for such funding specified in such Funding Notice. Each Funding Notice once issued shall be irrevocable and binding on the Company and each Member.

(c) In addition to the Capital Contributions contemplated by Section 4.2(a) above, at any time that either a Collateral Value Default exists or there is a Collateral Value Excess (but only so long as an Event of Termination has not occurred), each Class B Member may, in its sole discretion, make additional Capital Contributions up to or exceeding the amount necessary to cure such Collateral Value Default or eliminate such Collateral Value Excess, as the case may be, subject to the other terms and conditions of this Section 4.2(c) (each such Capital Contribution, a “Collateral Value Maintenance Contribution”). A Class B Member electing to make a Collateral Value Maintenance Contribution shall deliver written notice of its election to the Company, upon which such obligation to make such Collateral Value Maintenance Contribution shall be irrevocable. Payments of proceeds of each Collateral Value Maintenance Contribution shall be made not later than ten (10) Business Days after delivery of such notice to the Company by wire transfer or ACH transfer of immediately available funds to the Company in accordance with such wire transfer instructions as the Company shall furnish from time to time to the Class B Members for such purpose. Upon receipt by the Company of the proceeds of a Collateral Value Maintenance Contribution from a Class B Member, the Company shall be deemed automatically to have issued additional Units of Class B Interests to such Class B Member, in an amount equal to (i) the dollar amount of such Collateral Value Maintenance Contribution, divided by (ii) the Unit Value immediately preceding such Collateral Value Maintenance Contribution.

(d) As a result of an additional Capital Contribution pursuant to this Section 4.2, fractional Units may be issued. The Unit Value in respect of any Capital Contribution shall be determined by the Credit Committee. In the event that the Credit Committee cannot agree on the Unit Value with respect to a Capital Contribution, then the Credit Committee may engage an Approved Appraiser to determine such Unit Value, in which case the determination of such Approved Appraiser shall be final and binding on all parties. In the event that the Credit Committee cannot agree on an Approved Appraiser, then each Anchor Member will engage an Approved Appraiser, each of which Approved Appraisers will perform its own appraisal with respect to Unit Value, and deliver such appraisal to the Credit Committee. The Unit Value with respect to such Capital Contribution shall be the arithmetic mean of the determinations of the two Approved Appraisers, and such amount shall be final and binding on all parties.

(e) The obligation or right of a Member to make a Capital Contribution in accordance with this Section 4 shall not be impaired as a result of a failure of the Credit Committee to agree on a Unit Value in respect thereof.

4.3. Certain Senior Loan Agreement Advances.

In the event the Company has validly entered into a Unitranche Loan Commitment, the Managers, jointly, shall (or, if the Managers do not do so jointly, either Manager, individually, may) deliver any notices, certificates or other documents as and when required to facilitate the borrowing of appropriate funds under the Senior Loan Agreement (giving effect to the advance rate therefor and any other conditions precedent thereto) to fund such Unitranche Loan Commitment.

5. CAPITAL ACCOUNTS, ALLOCATIONS.

5.1. Capital Accounts.

A capital account (a “Capital Account”) shall be established and maintained for each Member to which shall be credited the Capital Contributions made by such Member with respect to each Class of Interests held by such Member and such Member’s allocable share of Net Income (and items of income and gain not included therein), and from which shall be deducted distributions to such Member of cash or other property and such Member’s allocable share of Net Loss (and items of deduction and loss not included therein). To the extent not provided for in the preceding sentence, the Capital Accounts of the Members shall be adjusted and maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

5.2. Allocations to Capital Accounts.

(a) Allocation Rules. Except as provided elsewhere in this Agreement, Net Income (and items of income and gain not included therein) and Net Loss (and items of deduction and loss not included therein) for any fiscal year shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member during such fiscal year pursuant to Section 12.2, if (i) the Company were dissolved and terminated; (ii) its affairs were wound up and each Company asset was sold for cash equal to its Book Value; (iii) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability); and (iv) the net assets of the Company were distributed in accordance with Section 12.2 to the Members. The Credit Committee may, in good faith, make such other assumptions (whether or not consistent with the above assumptions) as it deems necessary or appropriate in order to effectuate the intended economic arrangement of the Members.

(b) Allocations in Special Circumstances. The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5, if there is a net decrease in Company minimum gain (as defined in Treasury Regulations Section 1.704-2(b)(2) and (d)) during any fiscal year, the Members shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to the portion of such Member’s share of the net decrease in Company minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(f) and (g). This Section 5.2(b)(i) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5, if there is a net decrease in Member nonrecourse debt minimum gain attributable to a Member nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(i)) during any fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to the portion of such Member’s share of the net decrease in Member nonrecourse debt minimum gain attributable to such Member’s nonrecourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i). This Section 5.2(b)(ii) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit, if any, in such Member’s Capital Account (as determined under Treasury Regulations Section 1.704-1) as quickly as possible, provided that an allocation pursuant to this Section 5.2(b)(iii) shall be made only if and to the extent that such Member would have such Capital Account deficit after all other allocations provided for in Section 5.2 have been tentatively made as if this Section 5.2(b)(iii) were not in this Agreement. This Section 5.2(b)(iii) is intended to comply with the qualified income offset provisions in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Gross Income Allocation. In the event any Member has a deficit balance in such Member’s Capital Account (as determined after crediting such Capital Account for any amounts that such Member is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such deficit (as so determined) of such Member’s Capital Account as quickly as possible; provided that an allocation pursuant to this Section 5.2(b)(iv) shall be made only if and to the extent that such Member would have such Capital Account deficit (as so determined) after all other allocations provided for in Section 5.2 (other than Section 5.2(b)(iii)) have been tentatively made as if this Section 5.2(b)(iv) were not in this Agreement.

(v) Loss Allocation Limitation. No allocation of Net Loss (or items thereof) shall be made to any Member to the extent that such allocation would create or increase a deficit in such Member’s Capital Account (as determined after debiting such Capital Account for the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) and crediting such Capital Account for any amounts that such Member is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2).

(c) Transfer of or Change in Interests. The Credit Committee is authorized to adopt any convention or combination of conventions likely to be upheld for federal income tax purposes regarding the allocation and/or special allocation of items of Company income, gain, loss, deduction and expense with respect to a newly issued Interest, a transferred Interest and a redeemed Interest. A transferee of an Interest in the Company shall succeed to the Capital Account of the transferor Member to the extent it relates to the transferred Interest.

5.3. Tax Allocations.

(a) General Rules. Except as otherwise provided in Section 5.3(b), for each fiscal period, items of Company income, gain, loss, deduction and expense shall be allocated, for federal, state and local income tax purposes, among the Members in the same manner as the Net Income (and items of income and gain not included therein) or Net Loss (and items of deduction and loss not included therein) of which such items are components were allocated pursuant to Section 5.2.

(b) Section 704(c) of the Code. Income, gains, losses and deductions with respect to any property (other than cash) contributed or deemed contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value as determined by the Credit Committee at the time of the contribution or deemed contribution in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in such manner and utilizing such permissible tax elections as determined in good faith by the Credit Committee.

If there is a revaluation of Company property pursuant to the definition of Book Value, subsequent allocations of income, gains, losses or deductions with respect to such property shall be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for federal income tax purposes and its Book Value in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in such manner and utilizing such permissible tax elections as determined in good faith by the Credit Committee.

(c) Capital Accounts Not Affected. Allocations pursuant to this Section 5.3 are solely for federal, state and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or allocable share of Net Income (or items of income and gain not included therein) or Net Loss (or items of deduction and loss not included therein).

(d) Tax Allocations Binding. The Members acknowledge that they are aware of the tax consequences of the allocations made by this Section 5.3 and hereby agree to be bound by the provisions of this Section 5.3 in reporting their respective shares of items of Company income, gain, loss, deduction and expense.

5.4. Determinations by Credit Committee.

All matters concerning the computation of Capital Accounts, the allocation of items of Company income, gain, loss, deduction and expense for all purposes of this Agreement and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the Credit Committee in good faith. Such determinations shall be final and conclusive as to all the Members. Without in any way limiting the scope of the foregoing, if and to the extent that, for income tax purposes, any item of income, gain, loss, deduction or expense of any Member or the Company is constructively attributed to, respectively, the Company or any Member, or any contribution to or distribution by the Company or any payment by any Member or the Company is recharacterized, the Credit Committee may, in its good faith discretion and without limitation, specially allocate items of Company income, gain, loss, deduction and expense and/or make correlative adjustments to the Capital Accounts of the Members in a manner so that the net amount of income, gain, loss, deduction and expense realized by each relevant party (after taking into account such special allocations) and the net Capital Account balances of the Members (after taking into account such special allocations and adjustments) shall, as nearly as possible, be equal, respectively, to the amount of income, gain, loss, deduction and expense that would have been realized by each relevant party and the Capital Account balances of the Members that would have existed if such attribution and/or recharacterization and the application of this sentence of this Section 5.4 had not occurred. Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Credit Committee shall determine, in good faith, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Members, the Credit Committee may make such modification.

6. NET CASH FLOWS; DISTRIBUTIONS.

6.1. No Right to Withdraw.

No Member shall have the right to withdraw capital or demand or receive distributions or other returns of any amount in its Capital Account, except as expressly provided in this Section 6 or in Section 12.2 following the occurrence of an Event of Termination.

6.2. Ordinary Distributions.

Until the Senior Loan Termination Date, distributions shall be made to the Members in respect of their Interests solely from amounts on deposit in the Equity Proceeds Account and to the extent permitted under the terms of the Senior Loan Agreement. To the extent that any amounts remain on deposit in the Equity Proceeds Account on any Distribution Date after application of all payments and distributions required on such Distribution Date pursuant to the Senior Loan Agreement, then unless the Credit Committee otherwise determines, such amounts shall, subject to Section 6.4, be paid to the Members ratably (in accordance with the Members’ Aggregate Percentage Interests) in respect of their Interests, but only if (i) such payment is not prohibited under the Senior Loan Agreement and (ii) after giving effect to such payment, the Adjusted Collateral Value Ratio is less than or equal to the Target Collateral Value Ratio. After the Senior Loan Termination Date, distributions may be made to the Members in respect of their Interests solely to the extent approved by the Credit Committee or as otherwise provided pursuant to Section 12.2. Distributions to the Members in respect of their Interests shall be made, subject to Section 6.4, pro rata and pari passu in accordance with their respective Aggregate Percentage Interests (and ratably in accordance with the Classes of Interests).

6.3. Restrictions on Distributions.

The foregoing provisions of this Section 6 to the contrary notwithstanding, no distribution to a Member shall be made if such distribution would violate the Senior Loan Agreement or any other agreement to which the Company is then a party or any Applicable Law.

6.4. Allocation of Certain Regulatory Costs.

Regulatory Costs that must be indemnified by a Member under Section 11.2(b)(i) and which are to be paid pursuant to the first sentence of Section 11.2(b)(iii) shall reduce amounts otherwise distributable under Section 6.2 or Section 12.2 to such Member to the extent allocated under Section 11.2(b)(i).

6.5. Withholding.

Notwithstanding any other provision of this Agreement, the Company, at the direction of the Credit Committee, is authorized to take any action that it determines to be necessary or appropriate to cause the Company to comply with any foreign or United States federal, state or local withholding requirement with respect to any allocation, payment or distribution by the Company to any Member or other Person. In the manner determined by the Credit Committee in its sole and absolute discretion, amounts withheld with respect to any allocation, payment or distribution by any Person to the Company, shall be treated as distributions to the applicable Members under the applicable provisions of this Agreement. If any such withholding requirement with respect to any Member exceeds the amount distributable to such Member under the applicable provision of this Agreement, or if any such withholding requirement with respect to any Member was not satisfied with respect to any amount previously allocated or distributed to such Member, such Member and any successor or assignee with respect to such Member’s Interest hereby indemnifies and agrees to hold harmless the members of the Credit Committee, the Managers and the Company for such excess amount or such withholding requirement, as the case may be. If, and to the extent, the Company is required to make any tax payments with respect to any distribution or allocation to a Member, then (if, and to the extent, that such tax payments are not otherwise withheld from distributions to such Member or otherwise satisfied by such Member pursuant to the previous three sentences) either (i) such Member’s proportionate share of distributions it is otherwise entitled to receive under this Agreement shall be reduced by the amount of such tax payments (which tax payments shall be treated as a distribution to such Member) or (ii) such Member shall pay to the Company an amount of cash equal to such tax payments (which payment of cash shall not be deemed a Capital Contribution for purposes hereof).

6.6. Record Holders.

Any distribution of Company assets, whether pursuant to this Section 6 or otherwise, shall be made only to Persons that, according to the books and records of the Company, were the holders of record of Interests on the date determined by the Credit Committee as of which the Members are entitled to any such distribution.

6.7. Final Distribution.

The final distributions following dissolution of the Company shall be made in accordance with the provisions of Section 12.

7. MANAGEMENT.

7.1. Management of the Company.

(a) Management by Credit Committee.

(i) Appointment of Credit Committee. Subject to subsection (ii) below and Section 7.3, the business and affairs of the Company shall be managed by or under the direction of a committee (the “Credit Committee”) consisting of designees (each, a “Credit Committee Designee”) elected by the Members or otherwise appointed as follows. Each Class A Member Group shall be entitled to elect at least one and up to three Credit Committee Designees (each, a “Member Designee”). In addition, (x) the Anchor Members shall, by joint agreement on or before the date of the making of the initial Unitranche Loan Commitment, elect at least two Independent Designees, and (y) on or before the date of the making of the initial Unitranche Loan Commitment a Tie-Breaker Designee shall be appointed by the Tie-Breaker Provider as provided in the definition of “Tie-Breaker Designee”. A Credit Committee Designee may resign or be removed in accordance with the terms of this Agreement, but may not assign or delegate any of the rights or duties of a

Credit Committee Designee to any Person. Each individual acting as a Credit Committee Designee shall serve in such capacity until such individual resigns from such capacity pursuant to Section 7.1(a)(iii), or is removed pursuant to Section 7.1(a)(iv). The initial Credit Committee Designees are set forth on Schedule C. Each Member Designee is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Company Act. Notwithstanding the last sentence of Section 18-402 of the Company Act, except as expressly provided in this Agreement or in a written resolution of the Credit Committee, a Credit Committee Designee may not bind the Company.

(ii) Authority of Credit Committee.

(A) Subject to the following subsection (B) and Section 7.3, the Credit Committee shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, to take any action or make any decision on behalf of the Company, to take any action or make any decision with respect to the Company’s portfolio or asset management services, to carry out any and all of the purposes of the Company set forth in Section 2.3, and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary or advisable or incidental thereto. Subject to the following subsection (B) and Sections 7.3, the Credit Committee has the authority to bind the Company.

(B) Notwithstanding the foregoing, the Credit Committee shall not take any of the following actions without the unanimous approval of all of the Members: (x) change the legal form of the Company to other than a domestic limited liability company, or (y) take any action that would cause the Company to be treated as an association taxable as a corporation for federal income tax purposes.

(iii) Resignation. A Credit Committee Designee may resign from serving in such capacity at any time by giving written notice to the Anchor Members and the other members of the Credit Committee. Unless otherwise specified in such written notice, a resignation shall take effect upon delivery thereof to the Anchor Members and the Credit Committee. It shall not be necessary for a resignation to be accepted before it becomes effective.

(iv) Removal. Except as otherwise provided by the Company Act or the Certificate of Formation, a Credit Committee Designee elected by a Class A Member Group pursuant to Section 7.1(a)(i) may only be removed in writing by the same Class A Member Group. In addition, except as otherwise provided by the Company Act or the Certificate of Formation, (i) an Independent Designee may only be removed by (A) joint approval of the Anchor Members, or (B) if the employer of such Independent Designee is a company that regularly provides “independent manager” services, such employer with the approval of the Anchor Members so long as the employer replaces the Independent Designee with an individual meeting the criteria of “Independent Designee” set forth in the definition herein, (ii) a Tie-Breaker Provider may only be removed by joint approval of the Anchor Members, and (iii) a Tie-Breaker Designee employed by a Tie-Breaker Provider may be removed and replaced by (A) joint approval of the Anchor Members, or (B) such Tie-Breaker Provider so long as the Tie-Breaker Provider, with the approval of the Anchor Members, concurrently replaces the Tie-Breaker Designee with a successor Tie-Breaker Designee. Any such removal may be with or without cause.

(v) Vacancies. Any vacancy resulting from the death, incapacity, or any resignation or removal of a Credit Committee Designee may be filled, (A) in the case of a Credit Committee Designee elected by a Class A Member Group pursuant to Section 7.1(a)(i), by (and only by) such Class A Member Group, (B) in the case of a Tie-Breaker Designee vacancy, only by appointment by the Tie-Breaker Provider, and (C) in the case of an Independent Designee vacancy, only by joint appointment by the Anchor Members.

(vi) Limitation on Actions by Members. No Member, in its capacity as such, shall take part, or have the right or power to take part, in the control of the business of the Company, nor shall any Member, in its capacity as such, have any right or authority to act for or bind the Company. Unless otherwise specified in this Agreement or required by the Company Act, all action to be taken by the Company shall be taken by the Credit Committee or the Managers, as provided elsewhere in this Agreement.

(b) Meetings of the Credit Committee. Regular meetings of the Credit Committee may be held without notice, at such time and place as may from time to time be determined by the Credit Committee. Special meetings of the Credit Committee may be called by any Member Designee on at least three (3) Business Days’ notice to each other Member Designee (other than the individual calling the meeting) and, if required as described below in this Section 7.1(b), the Tie-Breaker Designee and the Independent Designees, in each case to their respective mailing addresses or electronic mail addresses as they appear on the records of the Company. Any such notice need not state the purpose or purposes of such meeting. The presence of the Required Designees shall constitute a quorum for such meetings, and their presence shall constitute a waiver of notice of such meeting. Neither the Tie-Breaker Designee nor any Independent Designee shall have the right to attend, or to receive notice of, any meeting unless the vote of the Tie-Breaker Designee or the Independent Designees, as applicable, is required under the terms of this Agreement for an action proposed to be taken at such meeting. Any action required or permitted to be taken at any meeting of the Credit Committee may be taken without a meeting and without a vote, if a written consent to such action shall be signed by the Required Designees and (x) if and only if the action is such that requires the affirmative vote of the Tie-Breaker Designee, the Tie-Breaker Designee and (y) if and only if the action is such that requires the affirmative vote of the Independent Designees, the Independent Designees. Such written consent shall be filed with the minutes of the Credit Committee’s proceedings. The Credit Committee Designees may participate in a meeting by means of conference telephone or similar communications equipment by means of which all Credit Committee Designees participating in the meeting can hear each other, and participation in such meeting shall constitute presence in person by such Credit Committee Designees at such meeting. The Credit Committee may adopt other or additional procedures by which any Credit Committee Designee may validly communicate to the other Credit Committee Designees his consent (or refusal to grant consent) to any proposed action of the Credit Committee.

(c) Actions by the Credit Committee.

(i) General. Except as expressly provided elsewhere in this Agreement (including the following subsection (ii) and Section 7.3), the Credit Committee may only act by the consent of the Required Designees. In connection with any action taken as a member of the Credit Committee, each Credit Committee Designee shall be entitled to consider such interests and factors as he or she desires, including his or her own interests and the interests of the Member that appointed him or her, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person (in each case, subject to Section 7.3(a) and (b)).

(ii) Referral to Tie-Breaker Designee.

(A) If there is a disagreement among the Member Designees with respect to a Tie-Breaker Eligible Matter (for the purposes of this subsection (A), solely to the extent specified in clause (a) or clause (c) of the definition thereof) such that the consent of the Required Designees is not obtained and such disagreement continues for a period of at least five Business Days after the matter was first presented to the Member Designees (or such shorter period of time as a Member Designee may specify if such Member Designee determines in good faith that a continued deadlock could result in a material impairment of the business of the Company or a Unitranche Loan), then any Member Designee may refer such Tie-Breaker Eligible Matter to the Tie-Breaker Designee. The referring Member Designee shall deliver written notice of its intention to refer such Tie-Breaker Eligible Matter to each of the other Member Designees at least one Business Day prior to such referral. In the event of any such referral, the consent of the Tie-Breaker Designee and a Member Designee elected by all but one of the Class A Member Groups shall constitute the action of the Credit Committee with respect to such Tie-Breaker Eligible Matter. Prior to providing any consent or otherwise voting with respect to a Tie-Breaker Eligible Matter under this subsection (A), the Tie-Breaker Designee shall use reasonable efforts to confer with the Member Designees of each Class A Member Group regarding such Tie-Breaker Eligible Matter.

(B) In addition, in the event that any Tie-Breaker Eligible Matter (for the purposes of this subsection (B), solely to the extent specified in clause (a) or clause (c) of the definition thereof) requires the approval of the Credit Committee and the Member Designees elected by any Class A Member Group fail to attend a meeting of the Credit Committee duly called or otherwise fail to vote on such action within five Business Days (or such shorter period of time as a Member Designee may specify if such Member Designee determines in good faith that such failure could result in a material impairment of the business of the Company or a Unitranche Loan), any Member Designee appointed by another Class A Member Group may refer such action to the Tie-Breaker Designee. The referring Member Designee shall deliver written notice of its intention to refer such Tie-Breaker Eligible Matter to each of the other Member Designees at least one Business Day prior to such referral. In the event of any such referral, the consent of the Tie-Breaker Designee and a Member Designee elected by each Class A Member Group other than each Class A Member Group whose Member Designees did not vote on such Tie-Breaker Eligible Matter or attend such meeting of the Credit Committee (each, an “Absent Class A Member Group”), shall constitute the action of the Credit Committee with respect to such Tie-Breaker Eligible Matter; provided, that to the extent that a Member Designee of an Absent Class A Member Group votes on the applicable Tie-Breaker Eligible Matter prior to the vote of the Tie-Breaker Designee, the vote of such Member Designee, and not the vote of the Tie-Breaker Designee, shall be included in determining the action of the Credit Committee with respect to such Tie-Breaker Eligible Matter. Prior to providing any consent or otherwise voting with respect to a Tie-Breaker Eligible Matter under this subsection (B), the Tie-Breaker Designee shall use reasonable efforts to confer with the Member Designees of the Absent Class A Member Group regarding such Tie-Breaker Eligible Matter.

(C) In the event of any amendment, waiver or consent or other action by the Company with respect to a Unitranche Loan (including a decision to sell, assign or dispose of a Unitranche Loan, but excluding any actions of the Credit Committee with respect to the determination of the Unitranche Loan Fair Market Value of a Unitranche Loan or any increases in the commitments of the Company with respect to a Unitranche Loan), if any Member and its Affiliates:

(x) collectively hold more than 5% of the equity of the related Obligor or its Affiliates (determined on a fully-diluted basis), or

(y) collectively hold more than 20% of any tranche of subordinated, mezzanine or second lien indebtedness of the related Obligor or its Affiliates (provided that for purposes of this clause (y), a Person shall not be considered an Affiliate of an Obligor solely because they are controlled by the same financial sponsor or sponsors), then, unless the Credit Committee (acting with the approval of at least one Credit Committee Designee elected by each Class A Member Group that has elected at least one Credit Committee Designee who has not resigned or been removed and not been replaced in accordance with Section 7.1(a)(v)) specifies otherwise by resolution with respect to such Unitranche Loan, the consent of a Member Designee elected by each of the Class A Member Groups of which such Member is not a part with the concurrence of the Tie-Breaker Designee shall constitute the action of the Credit Committee.

(D) With respect to any action under this Agreement requiring a Member that is an Affected Member or a Defaulting Member to withdraw as a member of the Company pursuant to, or the exercise of any other remedy against an Affected Member or a Defaulting Member specified in, Section 10.2 and Section 10.3, the consent of a Member Designee elected by each of the Class A Member Groups of which such Member is not a part with the concurrence of the Tie-Breaker Designee shall constitute the action of the Credit Committee.

(E) Any determination by the Company to terminate the Program Services Agreement pursuant to clause (ii) of Section 6.01 thereof (following the issuance of a final non-appealable judgment by a court of competent jurisdiction that the “Program Agent” thereunder has acted thereunder with gross negligence or willful misconduct) and, to the extent applicable, to appoint a successor program agent, in each case at a time when a Member or any Affiliate of a Member is the Program Agent thereunder, shall be made by the Credit Committee with the approval of the Tie-Breaker Designee and a Member Designee elected by each Class A Member Group other than the Class A Member Group of which such Member is a part.

(F) With respect to any proposed action referred to the Tie-Breaker Designee, the Tie-Breaker Designee shall be entitled to receive such information with respect to such proposed action as it may request from, and which is reasonably available to, the Member Designees. Following receipt of such information, the Tie-Breaker Designee may provide to the Member Designees its views as to the proposed actions and any alternatives thereto as the Tie-Breaker Designee may deem appropriate. The Tie-Breaker Designee shall, in a timely manner, vote to approve one of the courses of action proposed by the Member Designees (or, in the case of the failure of the Credit Committee Designees to vote as set forth above, to approve or not approve the course of action proposed by the voting Credit Committee Designees), and the course of action so approved by the Tie-Breaker Designee shall be conclusive and constitute the binding action of the Credit Committee.

(iii) Bankruptcy, Insolvency and Dissolution. The initiation of bankruptcy, insolvency or similar proceedings in respect of the Company, or causing the voluntary dissolution of the Company, shall in each case require the unanimous consent of the Credit Committee, including each Independent Designee pursuant to Section 7.3(b).

(d) Compensation. No Member Designee shall receive any compensation from the Company for services on the Credit Committee. Each Independent Designee and Tie-Breaker Designee, or an employer of such Person, may receive such compensation for services as Independent Designee or Tie-Breaker Designee as the Required Designees may approve. In addition, the Company will reimburse each Credit Committee Designee for its reasonable out-of-pocket expenses incurred in connection with services on the Credit Committee.

(e) Appointment of Managers; Power and Authority.

(i) Appointment of Managers. Each Anchor Member may appoint itself or an Affiliate to act as an agent of the Company pursuant to the direction or authority delegated by the Credit Committee from time to time (solely in such capacity, each, a “Manager”). The initial Manager appointed by HPS Member shall be HPSIP, and the initial Manager appointed by the Capital One entity specified in Annex I shall be the Capital One entity specified in Annex I. Notwithstanding such designation, no Manager shall be deemed to be a “manager” of the Company within the meaning of Section 18-101(10) of the Company Act. Except as expressly authorized in this Agreement or in a written resolution of the Credit Committee, a Manager may not bind the Company.

(ii) Actions by Managers. Upon the authorization of the Credit Committee, a Manager, acting singly or jointly with the other Manager (as such authorization may provide), shall be entitled to take such actions as are so authorized and to bind the Company with respect thereto.

(iii) Removal of a Manager. Each Manager may be removed at any time, with or without cause, by the Anchor Member that appointed such Manager.

(iv) Appointment of Substitute Managers. Any Manager vacancy may only be filled by appointment by the related Anchor Member.

(v) No Assignment; Resignation. Without the prior written consent of each Member and each other Manager, no Manager may at any time, voluntarily or involuntarily, transfer, assign, delegate, pledge, grant a security interest in or otherwise encumber any of its rights, duties or obligations under this Agreement (other than a security interest solely in any Unitranche Loan Fees payable to such Manager and a Permitted Pledge, provided that in no event will a secured creditor with respect to any such security interest be entitled to any rights or remedies herein, to enforce any terms hereof or to take any action on behalf of a Manager hereunder, whether pursuant to a power of attorney or otherwise), and any attempt to do so shall be void ab initio and of no force or effect. Notwithstanding the foregoing, a Manager may engage Affiliates or third parties to provide services to such Manager in connection with the performance of its duties and obligations hereunder, provided that no such engagement shall relieve the Manager of any of its duties or obligations hereunder, and any compensation to be paid to such Affiliate or third party shall be the sole responsibility of such Manager (and shall not be subject to reimbursement by the Company). Any Manager may resign at any time. Such resignation shall be made in writing delivered to the Anchor Members and the Credit Committee and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Anchor Members and the Credit Committee. The acceptance of a resignation shall not be necessary to make it effective, unless so expressly provided in the resignation.

(vi) Limitations on the Managers. The Managers shall not do any act in contravention of any Applicable Law or any provision of this Agreement or possess Company property for other than a Company purpose.

7.2. Portfolio Management.

All actions with respect to the management of the Portfolio Assets shall be taken by a Manager at the direction of the Credit Committee. As consideration for the management of the Portfolio Assets by the Managers, as and to the extent permitted and as provided under Section 3(c) of the Senior Loan Agreement, the Company shall pay all Unitranche Loan Fees for each Unitranche Loan received by the Company to the Managers (or, in the case of any Manager, to its designee) ratably in an amount to each Manager equal to the amount of such Unitranche Loan Fees divided by the number of Managers or, for any such Unitranche Loan, such other percentages that the Managers may otherwise agree in writing for such Unitranche Loan (in each case, subject to the Senior Loan Agreement, without application to any other obligations of the Company).

7.3. Independent Designees.

(a) The Company shall have at all times on or before the date of the making of the initial Unitranche Loan Commitment at least two Credit Committee Designees who are Independent Designees. The sole and exclusive duty, authority and responsibility of the Independent Designees shall be to give or withhold consent to any action referred to in Section 7.3(b). The Independent Designees may not delegate their duties, authorities or responsibilities hereunder. If any Independent Designee resigns, dies or becomes incapacitated, or such position is otherwise vacant, no action requiring the unanimous written consent of the Independent Designees shall be taken until a successor Independent Designee is appointed by the Anchor Members and qualifies and approves such action.

(b) Notwithstanding any other provision of this Agreement and any provision of Applicable Law that otherwise so empowers the Company, any Member, any Manager or any other Person, on and after the date of the making of the initial Unitranche Loan Commitment, the Company shall not, and neither any Member nor any Manager nor any other Person on behalf of the Company shall, without the prior unanimous written consent of the Independent Designees (in addition to any other approval of the Credit Committee, one or more Members or one or more Managers, in each case to the extent expressly required by this Agreement) do any of the following, at all times subject to Section 2.9 and the terms of the Transaction Documents:

(i) engage in any business or activity or own assets other than those set forth in Sections 2.3 and 2.7;

(ii) other than under or as otherwise provided for in the Senior Loan Agreement or the other Transaction Documents, sell, lease, convey, transfer, hypothecate, pledge, encumber or otherwise dispose of all or substantially all of the assets of the Company;

(iii) make a general assignment for the benefit of creditors;

(iv) file a petition commencing a voluntary bankruptcy case;

(v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(vi) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, or the entry of any order appointing a trustee, liquidator or receiver of it or of its assets or any substantial portion thereof;

(vii) seek, consent to or acquiesce in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its assets;

(viii) consolidate or merge with or into any other entity or convey or transfer substantially all of its properties and assets substantially as an entirety to any entity;

(ix) to the fullest extent permitted by Applicable Law, until the Senior Loan Agreement has terminated in accordance with its terms and all obligations thereunder have been paid in full, dissolve, liquidate or wind up except to the extent permitted by the Senior Loan Agreement; or

(x) so long as the Senior Loan Agreement has not terminated in accordance with its terms or any obligations thereunder remain outstanding, amend, alter or repeal the definition of “Independent Designee” herein or Section 2.1, 2.3, 2.7, 2.9, 2.10, 2.11, 7.3 or 15.15.

With regard to any action contemplated by the preceding sentence, or with regard to any action taken or determination made at any time when the Company is insolvent, each Credit Committee Designee and Manager will, to the fullest extent permitted by Applicable Law, owe its primary duty to the Company (including the creditors of the Company). To the fullest extent permitted by Applicable Law, including Section 18-1101(c) of the Company Act, the Independent Designees shall consider only the interests of the Company and its creditors in acting or otherwise voting on the matters referred to in this Section 7.3(b). Except as provided in the immediately preceding sentence of this Section 7.3(b), the Independent Designees shall not have any fiduciary duties to the Company, the Member, any partner, shareholder, other equity holder or other party in interest of any of its Members or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by Applicable Law, including Section 18-1101(e) of the Company Act, an Independent Designee shall not be liable to the Company, the Member, any partner, shareholder, other equity holder or other party in interest of any of its Members or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless the Independent Designee acted in bad faith or engaged in willful misconduct.

(c) Subject to Section 7.3(a) of this Agreement, the Anchor Members may jointly remove, with or without cause, any Independent Designee, provided that such removal shall not be effective until a replacement Independent Designee has been appointed jointly by the Anchor Members. Each Independent Designee shall hold office until his or her successor shall be selected by the Anchor Members and qualified, or until his or her earlier death, resignation or removal as provided in this Agreement. The Anchor Members will promptly appoint each substitute Independent Designee for any Independent Designee who ceases to hold office for any reason, as well as any Independent Designee to be appointed by reason of an increase in the number of Independent Designees.

(d) No Independent Designee may at any time, voluntarily or involuntarily, transfer, assign, delegate, pledge, grant a security interest in or otherwise encumber any of its rights, duties or obligations under this Agreement, and any attempt to do so shall be void ab initio and of no force or effect. Any Independent Designee may resign at any time. Such resignation shall be made in writing delivered to the Anchor Members and the Credit Committee and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Anchor Members; provided that the resignation of an Independent Designee shall not be effective until a replacement Independent Designee has been jointly appointed by the Anchor Members. The acceptance of a resignation shall not be necessary to make it effective, unless so expressly provided in the resignation.

7.4. Investment.

Pursuant to the Sourcing Agreement, the Originators will seek to obtain opportunities for the Company to make or acquire Unitranche Loans. The Company shall make or acquire Unitranche Loans from time to time in the discretion of the Credit Committee. To the extent practicable in the sole discretion of the Administrator, the Administrator shall invest proceeds of Fundings in Eligible Investments pending the making or acquisition of Unitranche Loans and shall invest available cash in Eligible Investments pending the distribution thereof.

7.5. Borrowing and Guarantees.

The Credit Committee shall have the right, at its option but subject to the terms of the Senior Loan Agreement, to cause the Company to borrow money from any Person, or to guarantee loans or other extensions of credit, for the purpose of:

(a) providing interim financing to cover Company Expenses; and

(b) providing interim financing to the extent necessary to consummate the funding of Unitranche Loans.

The Credit Committee shall also have the right to cause the Company (i) to borrow from time to time under the Senior Loan Agreement for the purpose of acquiring or making Unitranche Loans and (ii) to require Capital Contributions under Section 4.2(a) for purposes of acquiring or making Unitranche Loans and paying or reimbursing the Anchor Members or their Affiliates for Administrative Organizational Expenses and other Company Expenses and payment of obligations to third parties.

7.6. Third Party Reliance.

Third parties dealing with the Company are entitled to rely conclusively upon the authority of the Credit Committee and the Managers as set forth in this Agreement.

7.7. Certain Tax Matters.

(a) Tax Administration.

(i) The HPS Member shall serve as the Partnership Representative and appoint or revoke the appointment of the Designated Individual (and perform any similar role or function under any state, local or non-U.S. Partnership Audit Rules). The Partnership Representative and Designated Individual shall each (x) exercise any authority permitted to be vested in the Partnership Representative or Designated Individual (as the case may be) under any Partnership Audit Rules (including making elections available to be made by the Partnership Representative or Designated Individual under the Partnership Audit Rules, filing forms or documents with any tax authority or tribunal in connection with any audit or other proceeding under the Partnership Audit Rules, and representing the Company (and, if applicable, the Members) in any interactions with any tax authority or tribunal in connection with any audit or other proceeding under the Partnership Audit Rules), (y) take whatever steps the Partnership Representative or Designated Individual, in its reasonable judgment, deems necessary or desirable to perfect such designation and exercise such authority, and (z) take such other actions as may be required (and shall be permitted to take such other actions as are authorized) under the Partnership Audit Rules and any other Applicable Law. Each Member shall cooperate and take such actions as the Partnership Representative or Designated Individual reasonably requests in connection with the foregoing. If the Company is terminated, dissolved, liquidated or otherwise wound up, the HPS Member shall continue to serve as the Partnership Representative, with the rights and obligations described in this Section 7.7(a).

(ii) Each Member shall promptly deliver to the Partnership Representative or Designated Individual any information reasonably requested by the Partnership Representative or Designated Individual (as the case may be) in connection with the Partnership Audit Rules (including evidence of such Member’s filing of tax returns and/or payment of tax) and/or the rights and duties of the Partnership Representative or Designated Individual under this Section 7.7(a). In addition, each Member shall cooperate with the Partnership Representative and Designated Individual to the extent reasonably requested in connection with any tax filings, tax audits and any other interactions with any taxing authority or tribunal on behalf of the Company (and, if applicable, any Member) or any of the Company’s existing or former investments. Notwithstanding anything to the contrary in this Section 7.7(a), no Member shall be required to provide to the Company or any other Member its Tax Returns or any information that such Member reasonably deems to be confidential.

(iii) Each Member shall promptly reimburse the Company (or any Member which has borne the relevant liability) for any tax (including any fine or penalty imposed by a Governmental Authority or tribunal and including any interest on such tax, fine, or penalty) (together, a “Tax Obligation”) borne by the Company, its subsidiaries, or any of the Members pursuant to the Partnership Audit Rules that, in the Partnership Representative’s or Designated Individual’s reasonable judgment, is attributable or allocable to such Member (including by reason of such Member’s failure to comply with this Section 7.7(a)), and shall indemnify and hold harmless the Partnership Representative, the Designated Individual, the Company, the other Members and any withholding agent against any and all out-of-pocket losses, costs, claims, judgments, damages, settlement costs, fees or related expenses (including attorneys’ fees and fines) arising out of or related to any such Tax Obligation (and the Partnership Representative and Designated Individual shall be authorized to set off any amounts due from a Member pursuant to this sentence against any amounts that would otherwise have been distributed by the Company to such Member, in which case such Member will be treated as having received such distribution for all other purposes of this Agreement).

(iv) The Partnership Representative and the Designated Individual shall not be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, for any Damages resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission performed or omitted by the Partnership Representative or Designated Individual in good faith that relates to the Company. The Partnership Representative and Designated individual shall be fully protected in relying in good faith upon the records of the Company and its Affiliates and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Partnership Representative or Designated Individual (as the case may be) reasonably believes are within such Person’s professional or expert competence, or which the Partnership Representative or Designated Individual (as the case may be) reasonably believes are otherwise accurate.

(v) To the fullest extent permitted by Applicable Law, the Company shall indemnify, defend and hold harmless the Partnership Representative and Designated Individual from and against any and all Damages resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission performed or omitted by such Partnership Representative or Designated Individual in its capacity as such; provided, that such acts or omissions of the Partnership Representative or Designated Individual related to such indemnification have not been determined by a final and non-appealable order of a court of competent jurisdiction to constitute fraud, gross negligence or willful misconduct. Expenses reasonably incurred by the Partnership Representative or Designated Individual in defense or settlement of any claim (including reasonable attorneys’ fees) that are subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Partnership Representative or Designated Individual (as the case may be) to repay such amount to the extent that it shall be determined by a final and non-appealable order of a court of competent jurisdiction that the Partnership Representative or Designated Individual (as the case may be) is not entitled to be indemnified hereunder. The Company shall reimburse the Partnership Representative and the

Designated Individual for all reasonable out-of-pocket expenses (such as travel, printing, postage and other similar costs) incurred by the Partnership Representative or the Designated Individual in carrying out their duties as the Partnership Representative or Designated Individual, as applicable; provided that nothing in this sentence shall be interpreted as authorizing the Partnership Representative or the Designated Individual to claim reimbursement from the Company for any internal salary costs or outside service provider costs resulting from the Partnership Representative’s or Designated Individual’s engaging on its own behalf (and not on behalf of the Company) any outside service provider to perform any of its duties.

(vi) This Agreement may be amended by the Partnership Representative at any time, without the consent of any other Member, to the extent the Partnership Representative reasonably determines that amendments are appropriate to account for any aspect of the Partnership Audit Rules (including but not limited to modifications thereto).

(vii) The rights and obligations described in this Section 7.7(a) shall survive the transfer, withdrawal or termination of an Interest in the Company, as well as the termination, dissolution, liquidation and winding up of the Company.

(b) Tax Elections. Subject to Section 5.3, Section 7.7(a) and Section 15.15, the Credit Committee may cause the Partnership Representative to make any tax election on behalf of the Company provided under the Code, or any provision of state, local or foreign tax law.

(c) Agreed Tax Principles. The parties acknowledge and agree to the Agreed Tax Principles attached hereto as Schedule E, and agree that the Agreed Tax Principles shall be treated as a part of this Agreement to the same extent and with the same force as if set forth herein, and to the extent that any provision in this Section 7.7 is inconsistent with the Agreed Tax Principles, the Agreed Tax Principles shall control.

7.8. Other Activities of the Members, Managers and Related Persons.

(a) Ability to Engage in Other Activities. Each Member expressly agrees that each other Member, each Manager and any other Related Person, subject to the limitations of paragraph (e) of this Section 7.8 and without limiting any obligation under the Sourcing Agreement, may engage independently or with others, for its or their own accounts and for the accounts of others, in other business ventures and activities of every nature and description whether such ventures are competitive with the business of the Company or otherwise, including, without limitation, making, purchasing, selling or holding loans, debt or other securities for the account of any other Person or enterprise or for its or his own account, regardless of whether or not any such loans, debt or other securities are also made, purchased, sold or held for the account of the Company, and such loans, debt or other securities may be senior to, junior to or pari passu with those made, purchased, sold or held by the Company. Neither the Company nor any Member shall have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived therefrom.

(b) Nature of Services. The services of a Manager under this Agreement are not to be deemed exclusive, and such Manager shall be free to render similar services to others. No Manager shall, by virtue of its or its Affiliates’ ownership of equity or other interests in the Company or acting in any capacity under any other agreement or arrangement with the Company or in connection with its other relationships with the Company, be deemed to have duties or responsibilities hereunder or be deemed to be held to a standard of care in connection with the performance of its duties hereunder, other than as expressly provided in this Agreement. Each Manager may act hereunder without regard to and without additional duties or obligations arising from its acting in any other capacity under any other agreement or arrangement with the Company or in connection with its other relationships with the Company.

(c) Engagement of Other Persons. The Managers may, from time to time, employ any Person or engage third parties to render services to the Company on such terms and for such compensation as the Credit Committee may determine in its sole discretion, including, without limitation, attorneys, investment consultants, brokers or finders, independent auditors and printers. Such employees and third parties may be Affiliates of either Manager or of one or more of the Members. Persons retained, engaged or employed by the Company may also be engaged, retained or employed by and act on behalf of the Managers, one or more Members or any of their respective Affiliates.

(d) Competitive Company. Each Member or its Affiliates may organize for its or their own account or serve, directly or indirectly, as a principal of any company or similar investment structure with investment objectives and strategies substantially similar to those of the Company.

(e) Contract Restrictions. The Company may enter into contracts and transactions with a Manager or any Affiliate of a Manager with the approval of the Credit Committee.

(f) Authorized State Filings. The HPS Manager shall cause the Company to file any necessary applications, certificates, reports, powers of attorney and other documents or instruments as may be determined by the Managers to be required by the laws of any applicable State or jurisdiction (any such jurisdiction, an “Authorized Jurisdiction”) to authorize the Company to transact business in such jurisdiction.

7.9. No Obligation to Disclose or Refer Opportunities.

Except to the extent provided in the Sourcing Agreement, neither any Member nor any of its Affiliates shall be obligated to disclose or refer to the Company any particular loan or investment opportunity, whether or not any such opportunity is of a character which could be taken by the Company.

7.10. Conflicts of Interest.

Each Member acknowledges that there may be situations in which the interests of the Company may conflict with the interests of another Member (including a Credit Committee Designee of such Member), a Manager or any other Related Person. Without limiting the foregoing, the Capital One entity specified in Annex I will be the agent and initial lender under the Senior Loan Agreement, and Members or Affiliates of Members will be party to the Sourcing Agreement. Each Member hereby acknowledges and consents to any and all such conflicts, and agrees no such conflict shall preclude any Member, Credit Committee Designee, Manager or Related Person from taking any action it is or may be authorized or entitled to take pursuant to (i) except to the extent expressly set forth herein, this Agreement, or (ii) any other agreement, document or instrument. No action or failure to act on the part of any Related Person in connection with the management or conduct of the business and affairs of such Related Person or any other Related Person and other activities of such Related Person which involve a conflict of interest with the Company, any Person in which the Company has a direct or indirect interest or any Member (or any of their respective Affiliates) or in which such Related Person realizes a profit or has an interest shall constitute, per se, fraud, gross negligence, willful misconduct, or an intentional material breach of this Agreement or the Sourcing Agreement.

7.11. Other Covenants of the Company.

(a) OFAC. The Company shall not invest its funds in any Person who at the time of investment is identified on the OFAC List. As used herein, the term “OFAC List” shall mean the list of specially designated nationals and blocked persons subject to sanctions that is maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and any other similar list maintained by OFAC pursuant to any Applicable Law, including, without limitation, trade embargoes, economic sanctions, or other similar prohibitions imposed by Executive Order of the President of the United States. The OFAC List is currently accessible through the internet website https://www.treasury.gov/ofac/downloads/sdnlist.pdf.

(b) Patriot Act. The Company shall comply in all material respects with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56 (2001)), as amended (the “Patriot Act”).

(c) Foreign Corrupt Practices Act. The Company shall not make, offer, authorize or pay, directly or indirectly, any payments to any governmental official or employee, political party, official of a political party, candidate for public office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, or any other applicable anti-corruption laws or regulations.

(d) Listed Transactions. The Company covenants that none of the activities, investments, or transactions contemplated by this Agreement will involve transactions that would cause any Member to be treated as “participating in” (as described in Regulations Section 1.6011-4(c)(3)(i)(A)) a transaction that constitutes a “listed transaction” (as described in Regulations Section 1.6011-4(b)(2)) at the time such transaction is entered into.

8. EXPENSES AND FEES.

8.1. Company Expenses.

The Company shall pay Administrative Organizational Expenses, including reimbursing the Anchor Members and their Affiliates for any Administrative Organizational Expenses paid by them on behalf of the Company. In addition, the Company will be responsible for, and pay, all other expenses of the Company (“Company Expenses”), including, without limitation:

(i) all reasonable out-of-pocket expenses incurred by the Company in connection with Company operations, including, without limitation, the Sourcing Fees and Unitranche Loan Fees payable by the Company to a Member or Manager, and all expenses incurred with the purchase, holding, servicing, sale or proposed sale of any Company investments and all costs and expenses of custodians, trustees, paying agents, registrars, counsel and independent accountants;

(ii) all costs and expenses incurred in the Company’s capacity as a lender or prospective lender under Unitranche Loans, including costs of appraisals not paid by the applicable obligor and audit costs;

(iii) all reasonable out-of-pocket fees and costs incurred in connection with the preparation of or relating to portfolio valuations (to the extent not paid for by Members as expressly provided for in this Agreement), tax returns and financial and tax reports made to the Members (including administration expenses);

(iv) (x) an amount payable quarterly to the Administrator (subject to the terms of the Senior Loan Agreement) equal to fees and costs to the Administrator under and in accordance with the Administration Agreement and (y) an amount payable quarterly to the Collateral Administrator (subject to the terms of the Senior Loan Agreement) equal to the fees and costs to the Collateral Administrator under and in accordance with the Collateral Administration Agreement;

(v) all costs related to litigation involving the Company and Related Persons, directly or indirectly, including, without limitation, attorneys’ fees incurred in connection therewith;

(vi) all costs related to any filings under Section 7.8(f) or otherwise authorizing the Company to transact business in any Authorized Jurisdiction;

(vii) all costs related to the Company’s indemnification or contribution obligations set forth in Section 11;

(viii) interest on and fees and expenses arising out of all borrowings made by the Company, including, but not limited to, the arranging thereof;

(ix) all out of pocket costs and expenses relating to the Credit Committee or any meeting of the Company;

(x) the costs of any litigation, director and officer liability or other indemnification or extraordinary expense or liability relating to the affairs of the Company or to the Related Persons acting in relation to the affairs of the Company;

(xi) all expenses of liquidating the Company;

(xii) any taxes, fees or other governmental charges levied against the Company and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Company; and

(xiii) any other fees or expenses of the Company designated as “Company Expenses” by the Credit Committee.

8.2. Member’s Expenses.

Except with respect to Administrative Organizational Expenses and, to the extent applicable, Company Expenses, each Member shall be solely responsible for its own expenses and out-of-pocket costs incurred in connection with the organization of the Company and its admission to, and the maintenance of its Interest in, the Company.

8.3. Payment of Company Expenses.

Solely for administrative convenience and operational efficiency, a Manager may (but shall not be obligated to) pay Company Expenses on behalf of the Company out of such Manager’s own funds with the approval of the Credit Committee; provided that (x) such Company Expenses constitute Taxes, filing and registration fees, other governmental fees and charges or Administrative Expenses under the Senior Loan Agreement and (y) at the time of payment, the Company would be permitted to pay such amounts directly pursuant to Section 3(d) of the Senior Loan Agreement. Any such payment made by a Manager shall be reimbursed by the Company on the immediately succeeding Distribution Date in accordance with Section 3(c) of the Senior Loan Agreement.

9. BOOKS OF ACCOUNT, RECORDS AND BANKING.

9.1. Maintenance of Books and Records, Etc.

(a) Maintenance of Books and Records. The Company shall maintain, or cause to be maintained on its behalf, corporate records, including resolutions and minutes of meetings of the Members and the Credit Committee as provided for herein. The Administrator on behalf of the Company shall maintain the Company’s other books and records in such manner as is utilized in preparing the Company’s United States federal information tax return in compliance with Section 6031 of the Code, and such other records as may be required in connection with the preparation and filing of the Company’s required United States federal, state and local income tax returns or other tax returns or reports of foreign jurisdictions, including, without limitation, the records reflecting the Capital Accounts and adjustments thereto specified in Section 5.

(b) Access. All such books and records shall at all times be made available at the principal office of the Administrator, the Company or an agent engaged by the Company for such purposes, as the case may be, and shall be open to the reasonable inspection, examination and (at the expense of the applicable Member) copying by the Members, by their duly authorized representatives and by any Governmental Authority with jurisdiction over such Member during normal business hours upon one Business Day’s prior written notice. The Company shall promptly furnish a list of names and addresses of all Members to any Member who requests such a list in writing for any proper purpose.

(c) Banking. Subject to the terms of the Senior Loan Agreement, all funds of the Company may be deposited in such bank, brokerage or money market accounts as shall be established by the Company. Withdrawals from and checks drawn on any such account shall be made upon such signature or signatures as the Credit Committee may designate.

9.2. Financial Statements and Other Reports.

(a) Annual Financial Information.

(i) Subject to the Administrator receiving all necessary information from third parties and so long as no Member or Manager has delivered a written notice to the other Members and Managers to the effect that an Audit Modification Event has occurred before the end of any fiscal year of the Company, within 120 days after the end of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2023, the Administrator shall send to each Person who was a Member in the Company at any time during the fiscal year then ended (x) an unaudited statement of assets, liabilities and Members’ capital as of the end of such fiscal year and related unaudited statements of income or loss and changes in assets, liabilities and Members’ capital, all prepared in accordance with GAAP and (y) including footnote disclosure and normal year-end adjustments.

(ii) If any Member or Manager delivers a written notice to the other Members and Managers to the effect that an Audit Modification Event has occurred before the end of any fiscal year of the Company, subject to the Administrator receiving all necessary information from third parties, the Administrator shall send to each Person who was a Member in the Company at any time during the fiscal year then ended, and to the applicable Members for each fiscal year thereafter, an audited statement of assets, liabilities and Members’ capital as of the end of such fiscal year and related audited statements of income or loss and changes in assets, liabilities and Members’ capital, all prepared in accordance with GAAP. Upon receipt of a written notice of an Audit Modification Event, the Capital One Member and the HPS Member will use commercially reasonable efforts to engage a vendor within 120 days to perform an audit of the financial statements produced by the Administrator.

(b) Quarterly Financial Information. Within 45 days after the end of each fiscal quarter of each fiscal year, commencing with the fiscal quarter ending June 30, 2023, the Administrator shall send to each Person who is a Member on the date of dispatch an unaudited statement of assets, liabilities and Members’ capital as of the end of such fiscal quarter and related unaudited statements of income or loss and changes in assets, liabilities and Members’ capital, all prepared in accordance with GAAP, subject to the absence of footnote disclosure and normal year-end adjustments.

(c) Statements of Portfolio Assets. Promptly following the written request therefor by any Member, the Members shall use commercially reasonable efforts to cause the Administrator to send such requesting party an unaudited statement of the Company’s Portfolio Assets (setting forth, among other things, all cashflows for the Portfolio Assets (for example, interest payments, amortization payments, etc.) in addition to the accrued interest on the Portfolio Assets outstanding as of the end of the immediately preceding month.

10. TRANSFER OF COMPANY INTERESTS.

10.1. Assignments and Withdrawals by Members.

(a) No Withdrawal. No Member may withdraw from the Company or make a demand for or receive paid-in capital until the termination of the Company except as otherwise expressly set forth herein.

(b) Limitation on Assignment. Each Member and each assignee thereof (including any Economic Assignee) hereby agrees that it will not effect any direct or indirect sale, transfer, assignment, hypothecation, pledge or other disposition of or encumbrance upon all or any part of its Interest in the Company, whether voluntarily, involuntarily or by operation of law (each, an “Assignment”), in any manner contrary to the terms of this Agreement or that violates or causes the Company or any Member or Economic Assignee to violate the Securities Act, the Exchange Act, the Investment Company Act, the National Bank Act, the Volcker Rule or any other Applicable Laws. Any Assignment of Interests not in compliance with the preceding sentence shall be null and void ab initio and shall not be given effect for any purpose hereunder.

(c) Assignments by Members. As set forth on Annex I.

(d) Assignment by Member after a Regulatory Event.

(i) Notwithstanding the provisions of Section 10.1(c), in the event that a Regulatory Event has occurred with respect to a Member, such Member may (subject to the provisions of Sections 10.1(b), (e) and (f)) sell or transfer all but not less than all of its Interest in the Company (1) without the consent of the Anchor Members or any other Person, to any Eligible Assignee or (2) with the consent of each of the Anchor Members, not to be unreasonably withheld, delayed or conditioned, any other Person; provided, that any assignee shall as a result of such sale or transfer be an Economic Assignee and accordingly acquire only the economic interests represented by the related Interests, and shall be admitted to the Company as a Substitute Member only in accordance with Section 10.1(g).

(ii) If a Member (an “Offering Member”) proposes to sell or transfer all of its Interest pursuant to the foregoing subsection (i) to any Person, then to the extent permitted under Applicable Law, such Offering Member shall give written notice thereof (a “Sale Notice”) to the Anchor Members which shall state (1) the Interest to be transferred (the “Offered Interest”), (2) the name of the Person to whom the Offering Member desires to transfer such Offered Interest (the

“Prospective Transferee”), (3) the price of the Offered Interest to be paid by the Prospective Transferee, which price must be payable in cash, (4) closing arrangements for such sale or transfer (providing for a closing date not later than 45 Business Days following the latest date on which the option referred to in the Section 10.1(d)(iii) could expire), and (5) that the offer of the Prospective Transferee has been accepted by the Offering Member subject to the rights of the Anchor Members contained in Section 10.1(d)(iii).

(iii) For a period of 20 Business Days after receipt of the Sale Notice, to the extent permitted under Applicable Law, each Anchor Member which is not a Defaulting Member shall have the option (directly or through an Affiliate) to purchase all (but not less than all) of the Offered Interest on the terms contained in the Sale Notice, provided that if the Offering Member is an Anchor Member or an Affiliate of an Anchor Member, such option shall only be exercisable by an Anchor Member which is not an Affiliate of the Offering Member. Each Anchor Member’s option to purchase the Offered Interest hereunder shall be exercisable by delivering written notice to such effect, prior to the expiration of the 20 Business Day option period, to the Offering Member. If both Anchor Members are not Defaulting Members and exercise such option, they shall each be deemed to have offered to acquire a ratable portion of the Offered Interest in accordance with their respective Class A Percentage Interests or Class B Percentage Interests, as the case may be (or such other percentage as the Anchor Members may agree). The failure of an Anchor Member to deliver such written notice of exercise under this Section 10.1(d)(iii) within the 20 Business Day option period shall be deemed to be an election by such Anchor Member not to purchase the Offered Interest.

(iv) In the event neither Anchor Member notifies the Offering Member of its intention to exercise the rights set forth in Section 10.1(d)(iii) within the time period specified therein, the Offering Member shall, subject to the provisions of Section 10.1(b), (e) and (f), have the right for 45 Business Days after the expiration of such period to consummate the transaction outlined in the Sale Notice (or, if each applicable Anchor Member is a Defaulting Member, 45 Business Days after the date of the delivery of the Sale Notice). If such transaction is not consummated within such 45 Business Day period, the Offering Member shall again comply with all the provisions set forth in this Section 10.1(d) prior to making any further sale of such Offered Interest.

(v) The closing of any purchase of the Offered Interest by an Anchor Member pursuant to this Section 10.1(d) shall be held at the principal office of a Manager, no later than 20 Business Days after the date of exercise of the option referred to in Section 10.1(d)(iii), or at such other time and place as the parties to the transaction may agree.

(e) Conditions Precedent to Assignment. Any purported Assignment by a Member pursuant to the terms of this Section 10.1 (other than the grant of a security interest constituting a Permitted Pledge in accordance with Section 10.1(h)) shall, in addition to requiring the prior written consent where required pursuant to Section 10.1(c), be subject to the satisfaction of the following conditions:

(i) each Manager shall have been given at least 10 Business Days’ prior written notice of such desired Assignment specifying the name and address of the proposed assignee and the terms conditions of the proposed Assignment;

(ii) the assigning Member or assignee shall undertake to pay all expenses incurred by the Company or the Managers on behalf of the Company in connection therewith;

(iii) the Company shall receive from the assignee (copies of which the Company shall provide to each Manager and Member) (A) such documents, instruments and certificates as may be requested by either Manager or the Credit Committee, pursuant to which such assignee shall agree to be bound by this Agreement, (B) a certificate duly executed by the assignee to the effect that each of the representations, warranties and acknowledgments set forth in this Agreement (including but not limited to the representation and warranty that that the assignee is a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act and the rules thereunder and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act) are true and correct with respect to such Person as of the date of such Assignment, (C) a copy of the documents effecting the Assignment and such other documents, opinions, instruments and certificates as either Manager or the Credit Committee shall request, all in form and substance reasonably satisfactory to the Managers and the Credit Committee, and (D) all such documentation and other information as any Manager or any other Member shall request that is necessary to satisfy all applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(iv) except with respect to an assignment to an Affiliate, such assigning Member or assignee shall, prior to making any such Assignment, deliver to the Company the opinion of counsel described in Section 10.1(f);

(v) such Assignment would not result in such transferring Member’s Interests being subdivided for purposes of resale into Interests of less than $5,000,000 in original funded amount;

(vi) the assignee shall deliver to the Company the representations set forth in Schedule B;

(vii) such Assignment (standing alone or in combination with other pending or completed Assignments) would not cause the Company to be a publicly traded partnership under Sections 7704 or 469 of the Code or otherwise cause the Company to lose its status as a partnership for U.S. federal income tax purposes;

(viii) in the case of any direct or indirect assignment by the HPS Member or any assignee thereof, the assignee is able to make the representations and warranties set forth in Section 3.6(j) (unless the Capital One entity specified in Annex I agrees otherwise); and

(viii) so long as the Senior Loan Agreement remains in effect, no “Change of Control” (as defined in the Senior Loan Agreement) shall arise as a result of such Assignment.

The Credit Committee may waive any or all of the conditions set forth in this Section 10.1(e) (other than clause (vi)) if, in its sole discretion, it deems it in the best interests of the Company to do so.

(f) Requisite Opinion of Counsel. As set forth on Annex I.

(g) Admission of Assignees as Substitute Members. Any assignee of all or any part of an Interest of a Member in the Company by way of sale or transfer shall, by virtue of such sale or transfer, acquire only the economic interests in the Company represented by such Interest (any such assignee, an “Economic Assignee”) unless such assignee is admitted to the Company as a substitute Member (a “Substitute Member”) with the consent of each Anchor Member and the Credit Committee in their sole and absolute discretion, provided that an assignee of a Member that is an Affiliate of such Member or that is a successor (whether by merger, sale of assets and assumption of liabilities or otherwise) to substantially all the assets and liabilities of such Member, that has received pursuant to such Assignment 100% of such

Member’s Interests and that has complied with the provisions of this Section 10.1, shall be automatically admitted as a Substitute Member without the consent of the Anchor Members or the Credit Committee. Unless and until an Economic Assignee becomes a Substitute Member, such Economic Assignee shall not be entitled to exercise any vote, consent or any other right or entitlement with respect to such Interest (including the right to appoint a designee on the Credit Committee), nor shall such Economic Assignee assume any portion of the Maximum Investment Amount of the assignor Member (and the assignor Member shall remain in all respects obligated with respect to its Maximum Investment Amount). In the event of the admission of an assignee of all of a Member’s Interests as a Substitute Member, all references herein to such assigning Member shall be deemed to apply to such Substitute Member, and such Substitute Member shall succeed to all rights and obligations of such assigning Member hereunder. A Person shall be deemed admitted to the Company as a Substitute Member at the time that the foregoing provisions are satisfied. The Managers shall amend Schedule A attached hereto to reflect such admission (and no consent of any Member or the Credit Committee shall be required in connection with any such amendment). No attempted Assignment and no substitution shall be recognized by the Company unless effected in accordance with and as permitted by this Agreement.

(h) Permitted Pledges. Any Member may grant a lien on its rights and interest herein (including its Interests) so long as such grant constitutes a Permitted Pledge. No exercise by a secured creditor of any rights with respect to such Permitted Pledge shall be permitted except in strict compliance with the other terms of this Agreement. In no event will such a secured creditor be entitled to any rights or remedies herein, to enforce any terms hereof or to take any action on behalf of a Member hereunder, whether pursuant to a power of attorney or otherwise.

10.2. Required Sale of Interest.

(a) Sale of Interest. Subject to the terms of the Senior Loan Agreement if, at any time, the Credit Committee determines, after consultation with the applicable Member, that there is a reasonable likelihood that the continuing participation in the Company by such Member would:

(i) cause the Company or any Member to be subject to a requirement to register as an investment company under the Investment Company Act,

(ii) cause any Member or any Affiliate of a Member that is not registered under the Advisers Act or the Company to be subject to a requirement to register as an investment adviser under the Advisers Act, or

(iii) have a Material Adverse Effect on the Company,

the Credit Committee shall have full power, in its sole discretion, to require the Member first referred to (an “Affected Member”):

(A) to sell all of its Interests to the Company or to all the other Members (other than the Affected Member) who wish to purchase, on a pro rata basis based on their respective Aggregate Percentage Interests, at a purchase price equal to the Membership Interest Fair Market Value determined in accordance with the procedures specified in Section 10.2(b), as of the date of the determination of the Credit Committee to require such sale, of the Interests to be sold, net of all costs and expenses incurred by the Company, any Manager or any other Member in connection with the acquisition of the Affected Member’s Interests (including but not limited to the costs of all Appraisers engaged in determining the Membership Interest Fair Market Value of the Interests to be sold, to the extent not paid directly by the Affected Member); or

(B) to require the Affected Member to sell all of its Interests (or any ratable portion thereof) to a third party or third parties designated by the Credit Committee (which third party or third parties may be Affiliates of any Member), at the purchase price specified in the preceding clause (A) and in a transaction that complies with Section 10.1 and the Senior Loan Agreement; provided that prior to such sale all of the Members other than the Affected Member shall have been offered an opportunity in writing to purchase the Affected Member’s Interests as aforesaid, and such sale to such third party shall be made to the extent that such Members have declined to make such purchase or have not indicated their acceptance of such offer to the Credit Committee within 10 Business Days of the delivery of such offer.

Any payment by the Company for the purchase of such Interests pursuant to Section 10.2(a)(A) shall be made in cash unless the Credit Committee determines that the payment in cash would be economically detrimental to the Company, in which case such payment may be made in kind, subject to Applicable Law.

(b) Determination of Membership Interest Fair Market Value. The Membership Interest Fair Market Value of the Interests to be sold pursuant to this Section 10.2 shall be determined in good faith in accordance with this Section 10.2(b). The Credit Committee and the Affected Member will, during the period of 20 Business Days (or for such longer period as they may mutually agree) following the date of the determination of the Credit Committee to require such sale, negotiate in good faith in an effort to agree on the Membership Interest Fair Market Value of such Interests, and if they reach such agreement then such agreement shall be binding on all parties. If at the end of such 20 Business Day period (or any longer period so agreed to) such parties have been unable to reach such agreement, then each party will engage an Approved Appraiser, each of which Approved Appraisers will perform its own appraisal with respect to Membership Interest Fair Market Value of such Interests, and deliver such appraisal to the Credit Committee and the Affected Member. The Credit Committee and the Affected Member will, during the 10 Business Day period (or for such longer period as they may mutually agree) following the date they have received each of such appraisals, negotiate in good faith in an effort to agree on the Membership Interest Fair Market Value of such Interests, and if they reach such agreement then such agreement shall be binding on all parties. If the Credit Committee and the Affected Member still cannot agree on such Membership Interest Fair Market Value at the end of such 10 Business Day period (or any longer period so agreed to), they shall cause the first two Approved Appraisers to select a third Approved Appraiser, which will perform its own appraisal with respect to the Membership Interest Fair Market Value of such Interests. Such third appraisal shall be final and binding on all parties if it is within the range of the prior two appraisals, and otherwise the prior appraisal that is closest in amount to the third appraisal shall be final and binding on all parties.

(c) Conflict of Interest. Notwithstanding anything in this Section 10.2 to the contrary, any Credit Committee Designee elected by a Class A Member Group of which an Affected Member is a part shall abstain from all votes with respect to actions and determinations by the Credit Committee for purposes of this Section 10.2 with respect to such Affected Member, and the Credit Committee shall act with respect to such actions or determinations by consent of a Member Designee elected by each other applicable Class A Member Group and the Tie-Breaker Designee.

10.3. Defaulting Member.

(a) Member Defaults. Upon the occurrence of a Member Default with respect to a Member (a “Defaulting Member”), the following provisions of this Section 10.3 shall apply. The Credit Committee, in its sole discretion, may choose not to designate any Member as a Defaulting Member and may agree to waive or permit the cure of any Member Default by a Member, subject to such conditions as the Credit Committee and such Member may agree upon.

(b) Interest on Overdue Amounts. A Defaulting Member shall be charged an additional amount on the unpaid balance of any overdue Capital Contributions or any other overdue payments, including interest thereon, at the Default Rate from the date such balance was due and payable through the date full payment for such contribution or payment is actually made; provided that the Credit Committee may, in its sole discretion, waive any such additional payments.

(c) Additional Contributions by Non-Defaulting Members. Upon the occurrence of a Member Default under clause (iii) of the definition thereof, the Credit Committee may require all of the non-defaulting Members of the applicable Class or Classes to increase their Capital Contributions pursuant to Section 4 by an aggregate amount equal to the Capital Contribution of the Defaulting Member on which it defaulted; provided that no Member will be required to fund amounts in excess of its Remaining Investment Amount for the applicable Class. If the Credit Committee elects to require such increase, it shall direct the Managers (individually or jointly) to deliver to each such non-defaulting Member written notice of such default as promptly as practicable after its occurrence and, thereafter, the Managers (individually or jointly) shall as promptly as practicable deliver to each such non-defaulting Member a notice in respect of the Capital Contribution which the Defaulting Member failed to make. Subject to the proviso to the first sentence of this Section 10.3(c), such notice shall (i) call for a Capital Contribution by each such non-defaulting Member for an amount which bears the same ratio to the aggregate additional Capital Contributions of all such non-defaulting Members as such non-defaulting Member’s Remaining Investment Amount with respect to the applicable Class bears to the Remaining Investment Amounts for such Class of all such non-defaulting Members and (ii) specify the date for such Capital Contribution, as determined by the Credit Committee. If any Member is not required to make a Capital Contribution in accordance with this Section 10.3(c) because such Capital Contribution would be in excess of such Member’s applicable Remaining Investment Amount, then the provisions of this Section 10.3(c) shall operate successively until either all Members are subject to the constraints set forth above or the full amount of the Capital Contributions of the Defaulting Member has been provided for. Upon receipt by the Company of the proceeds of a Capital Contribution from a Member pursuant to this Section 10.3(c), the Company shall be deemed automatically to have issued additional Units of the applicable Classes to such Member, in an amount for each applicable Class equal to (i) the dollar amount of such Capital Contribution by such Member with respect to such Class, divided by (ii) the Unit Value immediately preceding such Capital Contributions.

(d) Obligations of Defaulting Member Not Extinguished. Other than as provided in this Section 10.3, the obligations of any Defaulting Member to the Company hereunder shall not be extinguished as a result of the existence of the rights, or the occurrence of one or more of the transactions, contemplated by this Section 10.3.

(e) Forced Sale. The Credit Committee shall have full power, in its sole discretion, without prejudice to any other rights or remedies the Credit Committee, any Manager or the Company may have:

(i) to require the Defaulting Member to sell to the Company or to all of the other Members (other than Defaulting Members) who wish to purchase, on a pro rata basis based on their respective Aggregate Percentage Interests, all of such Defaulting Member’s Interests at a purchase price equal to the lesser of (x) the total amount of the Capital Contributions made by such Defaulting Member or (y) the amount equal to 95% of the Membership Interest Fair Market Value, as of the date of the determination of the Credit Committee to require such sale, of the Interests to be sold, in all cases net of all costs and expenses incurred by the Company, any Manager or any non-defaulting Member in connection with such Member Default or the acquisition of such Defaulting Member’s Interest (including but not limited to the costs of all Appraisers engaged in determining the Membership Interest Fair Market Value of the Interest to be sold (to the extent not paid directly by such Defaulting Member)); or

(ii) to require the Defaulting Member to sell all of its Interests (or any portion thereof) to a third party or third parties designated by the Credit Committee (which third party or third parties may be Affiliates of any Member), at the purchase price specified in the preceding clause (i) and in a transaction that complies with Section 10.1 and the Senior Loan Agreement, provided that prior to such sale all of the Members other than such Defaulting Member (or any other Defaulting Member) shall have been offered an opportunity in writing to purchase such Defaulting Member’s Interests as aforesaid, and such sale to such third party shall be made to the extent that such Members have declined to make such purchase or have not indicated their acceptance of such offer to the Credit Committee within 10 Business Days of the delivery of such offer.

Any payment by the Company for the purchase of such Interests pursuant to Section 10.3(e)(i) shall be made in cash unless the Credit Committee determines that the payment in cash would be economically detrimental to the Company, in which case such payment may be made in kind, subject to Applicable Law.

(f) Determination of Membership Interest Fair Market Value. The Membership Interest Fair Market Value of the Interests to be sold pursuant to this Section 10.3 shall be determined in accordance with the provisions of Section 10.2(b) as if the Defaulting Member were the Affected Member referenced to therein.

(g) Conflict of Interest. Notwithstanding anything in this Section 10.3 to the contrary, any Credit Committee Designee elected by a Class A Member Group of which a Defaulting Member is a part shall abstain from all votes with respect to actions and determinations by the Credit Committee for purposes of this Section 10.3 in respect of such Defaulting Member, and the Credit Committee shall act with respect to such actions or determinations by consent of a Member Designee elected by each other applicable Class A Member Group and the Tie-Breaker Designee.

(h) Legal Proceedings. The Company shall have the right to commence legal proceedings against the Defaulting Member to collect all amounts owed by such Defaulting Member to the Company or any other Person, pursuant to the terms of this Agreement, together with interest thereon at the Default Rate from the date of default plus all collection expenses, including attorneys’ fees.

(i) Cumulative Remedies. No right, power or remedy conferred upon the Company, the Credit Committee or any Manager in this Section 10.3 shall be exclusive, and each such right, power or remedy shall be cumulative, separate and distinct and in addition to every other right, power or remedy whether conferred in this Section 10.3 or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the Company, the Credit Committee or any Manager and any Defaulting Member and no delay in exercising any right, power or remedy conferred in this Section 10.3 or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy.

(j) Adequacy of Remedies. Each Member acknowledges by its execution hereof that it has been admitted to the Company in reliance upon its agreements under this Agreement, that the Company may have no adequate remedy at law for a breach hereof and that damages resulting from a breach hereof may be impossible to ascertain at the time hereof or of such breach.

11. STANDARD OF CARE; INDEMNIFICATION.

11.1. Standard of Care.

(a) General. None of the Managers, any of their respective Affiliates (other than any Person in which the Company has a direct or indirect interest), any officer, director, stockholder, member, manager, employee, attorney, agent or assign of any Manager or any of their respective Affiliates (other than any Person in which the Company has a direct or indirect interest), any Person serving as a Credit Committee Designee (in his or her capacity as such), any Person serving, directly or indirectly, as an officer, director, stockholder, member, partner, employee, agent or assign of the Company or any entity in which the Company has a direct or indirect interest at the request of the Credit Committee or any Manager or any Person who was, at the time of the act or omission in question, such a Person (collectively, the “Related Persons”), shall be liable, responsible or accountable, whether directly or indirectly, in contract or tort or otherwise, to the Company or any Person in which the Company has a direct or indirect interest or any Member (or any Affiliate thereof) for any Damages asserted against, suffered or incurred by the Company, any Person in which the Company has a direct or indirect interest or any Member (or any of their respective Affiliates) arising out of, relating to or in connection with any act or failure to act pursuant to this Agreement or otherwise with respect to:

(i) the management or conduct of the business and affairs of the Company, any Person in which the Company has a direct or indirect interest or any of their respective Affiliates (including, without limitation, actions taken or not taken by any Related Person as an officer or director of any entity in which the Company has a direct or indirect interest or any Affiliates of such Person); or

(ii) the management or conduct of the business and affairs of any Related Person insofar as such business or affairs relate to the Company, any Person in which the Company has a direct or indirect interest or to any Member in its capacity as such, including, without limitation, all:

(A) activities in the conduct of the business of the Company or any other Person in which the Company has a direct or indirect interest, and

(B) activities in the conduct of other business engaged in by it (or them) which might involve a conflict of interest vis-à-vis the Company, any Person in which the Company has a direct or indirect interest or any Member (or any of their respective Affiliates) or in which any Related Person realizes a profit or has an interest, except, in each case, Damages resulting from acts or omissions of such Related Person which were taken or omitted which constituted (i) in the case of Related Persons other than Credit Committee Designees, fraud, gross negligence, willful misconduct, or an intentional material breach of this Agreement or the Sourcing Agreement or (ii) in the case of a Credit Committee Designee, the fraud or willful misconduct of such Credit Committee Designee.

(b) Related Persons. Notwithstanding the foregoing provisions of this Section 11.1, no Related Person shall be liable to the Company, any Person in which the Company has a direct or indirect interest or any Member (or any Affiliate thereof) for any action taken or omitted to be taken by any other Related Person.

(c) Reliance on Third Parties. Subject to the other terms of this Agreement, any Related Person may (in its own name or in the name of the Company) consult with counsel, accountants and other professional advisors in respect of the affairs of the Company or any Person in which the Company has a direct or indirect interest and each Related Person shall be deemed not to have acted with fraud, gross negligence, willful misconduct, or an intentional material breach of this Agreement or the Sourcing Agreement, and shall be fully protected and justified in so acting or failing to act, if such action or failure to act is in accordance with the advice or opinion of such counsel, accountants or other professional advisors.

(d) Scope of Duties; Reliance on This Agreement. No Member, Manager or Credit Committee Designee shall have any obligations or duties to the Company or to the other Members or Managers other than as expressly set forth herein or as may be required under Applicable Law. Without limiting the generality of the foregoing, no Member, Manager or Credit Committee Designee shall owe any fiduciary duty to the Company, its Members or Managers. To the extent that, at law or in equity, any Member, Manager or any Credit Committee Designee has duties and liabilities relating thereto to the Company or to a Member, such Member, Manager or Credit Committee Designee acting under this Agreement shall not be liable to the Company or to any such Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of any Member, Manager or Credit Committee Designee otherwise existing at law or in equity, are agreed by the Members to modify to that extent such other duties and liabilities of such Manager or Credit Committee Designee.

(e) No Effect on Capital Contribution Obligations, etc. Nothing in this Section 11.1 shall relieve any Member from its obligations to make any Capital Contribution or shall relieve any Member or Affiliate of a Member from any other obligations to make any payment to the Company.

11.2. Indemnification.

(a) Indemnification by the Company. The Company shall, to the maximum extent permitted by Applicable Law, indemnify and hold harmless all Related Persons, from and against any and all Damages, including, without limitation, Damages incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from any of the foregoing by or before any court or Governmental Authority, whether pending or threatened (and including actions to enforce this Section 11.2(a)), whether or not a Related Person is or may be a party thereto, which arise out of, relate to or are in connection with this Agreement or the management or conduct of the business or affairs of the Company, the Managers, any Person in which the Company has a direct or indirect interest or any of their respective Affiliates (including, without limitation, actions taken or not taken by any Related Person as a director of any Person in which the Company has a direct or indirect interest or any Affiliates of such Person or activities of any Related Person which relate to the offering and selling of interests in the Company), except for (i) any such Damages constituting Regulatory Costs indemnified pursuant to clause (A) or (B) of Section 11.2(b)(i) (as to which the provisions of Section 11.2(b) shall apply) and (ii) any such Damages that are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted primarily from (1) in the case Related Persons other than Credit Committee Designees, the fraud, gross negligence or willful misconduct of, or an intentional material breach of this Agreement or the Sourcing Agreement by the Person seeking indemnification or (2) in the case of a Credit Committee Designee seeking indemnification, the fraud or willful misconduct of such Credit Committee Designee. Such attorneys’ fees and expenses shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Related Person on whose behalf such expenses are incurred to repay such amounts if it is ultimately determined that such Related Person is not entitled to indemnification with respect thereto.

The Company shall not settle any proceeding as to which any Related Person is entitled to indemnity as provided above without the prior written consent of such Related Person unless such settlement provides for the full and unconditional release of such Related Person for all liability in connection with such proceeding. The termination of any proceeding by settlement shall not be deemed to create a presumption that the Related Person involved in such settlement acted in a manner which constituted, fraud, gross negligence, willful misconduct, or an intentional material breach of this Agreement or the Sourcing Agreement. The indemnification provisions of this Section 11.2(a) may be asserted and enforced by, and shall be for the benefit of, each Related Person, and each Related Person is hereby specifically empowered to assert and enforce such right. The right of any Related Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Related Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to his or its heirs, successors, assigns and legal representatives.

(b) Indemnification by the Members for Regulatory Costs. As set forth on Annex I.

11.3. Contribution.

If for any reason the indemnity provided for in Section 11.2(a) and to which a Related Person is otherwise entitled is unavailable to such Related Person (other than for reason of such Related Person acting in a manner which constituted fraud, gross negligence, willful misconduct, or an intentional material breach of this Agreement or the Sourcing Agreement) in respect of any Damages, then the Company, in lieu of indemnifying such Related Person, shall contribute to the amount paid or payable by such Related Person as a result of such Damages in the proportion the total capital of the Company (exclusive of the balance in the Related Person’s Capital Account (which, for purposes of this Section 11.3 in the case of a Related Person which is not a Member, shall mean the Capital Account of the Member of which the Related Person is an Affiliate or with which it is otherwise associated)) bears to the total capital of the Company (including the balance in the Related Person’s Capital Account), which contribution shall be treated as an expense of the Company.

11.4. Not Liable for Return of Capital.

Neither any Manager nor any other Related Person shall be personally liable for the return of the Capital Contributions of any Member or any portion thereof or interest thereon, and such return shall be made solely from available Company assets, if any.

12. DURATION AND TERMINATION OF THE COMPANY.

12.1. Events of Termination.

“Event of Termination” shall mean the occurrence of any of the following:

(a) the date occurring seven (7) years after the end of the Investment Period; or

(b) such date as the Credit Committee agrees to wind up the Company; or

(c) the date on which all Portfolio Assets of the Company (other than Eligible Investments) have been sold or otherwise transferred after the date of the acceleration of the loans under the Senior Loan Agreement upon the occurrence or during the continuance of an Event of Default; or

(d) a determination by the Credit Committee to terminate the Company because it has determined that (i) the Company cannot carry out or meet its investment program as contemplated by this Agreement, as reasonably determined by the Credit Committee; (ii) termination is required in order for the Company to comply with any Applicable Law to which the Company is subject; or

(iii) there is a substantial likelihood that due to a change in the application or interpretation of the provisions of the United State federal securities laws (including the Securities Act, the Investment Company Act and the Advisers Act) or the provisions of ERISA (including the applicable DOL Regulations), that the Company cannot operate effectively in the manner contemplated herein; or

(e) the last Business Day of the fiscal year (after the termination of the Investment Period) in which all Portfolio Assets (other than Eligible Investments) of the Company have been sold or otherwise disposed of; or

(f) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Company Act.

12.2. Winding-Up.

Upon the occurrence of an Event of Termination, the Company shall be dissolved and wound up. In connection with the dissolution and winding-up of the Company, a liquidator or other representative (the “Liquidation Representative”) appointed by the Credit Committee shall (in each case with the consent of the Required Designees (not to be unreasonably withheld, delayed or conditioned), and subject to Section 12.3) proceed with the sale or liquidation of all of the assets of the Company (including the conversion to cash or cash equivalents of its notes or accounts receivable) and shall apply and distribute the proceeds of such sale or liquidation (i) if the Senior Loan Termination Date has not occurred, in the order of priority set forth in Section 3(c)(ii) of the Senior Loan Agreement, and (ii) after Senior Loan Termination Date in satisfaction of the expenses of winding-up, and thereafter in the following order:

(a) first, to pay taxes and any local, state, or federal filing fees;

(b) second, to pay general and administrative costs of the Company;

(c) third, to pay any due but unpaid interest and any required principal on any outstanding debt or similar liabilities of the Company; and

(d) fourth, all remaining amounts, subject to Section 6.4, pro rata and pari passu, to the Members in accordance with their respective Aggregate Percentage Interests.

12.3. Distribution in Kind.

To the extent permitted by Applicable Law, in connection with the dissolution and winding up of the Company, the Liquidation Representative may at the direction of the Credit Committee and with the consent of each of the Anchor Members, in lieu of liquidating a given asset or assets of the Company, allocate any unrealized gain or loss reflected in the value of such asset(s) to the Members’ respective Capital Accounts as though the asset(s) in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute such asset(s) in the manner set forth in Section 12.2, provided that the Liquidation Representative shall in good faith attempt to liquidate sufficient Company assets to satisfy in cash the debts and liabilities described in Section 12.2.

If a Member shall, upon the advice of counsel, determine that there is a reasonable likelihood that any distribution in kind of an asset would cause such Member to be in violation of any Applicable Law, such Member and the Liquidation Representative, as applicable, shall each use its commercially reasonable efforts to make alternative arrangements for the sale or transfer into an escrow account of any such distribution on mutually agreeable terms.

12.4. Time for Liquidation.

A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidation Representative to minimize the losses attendant upon such liquidation.

12.5. Termination.

Upon completion of the foregoing winding-up plan, the Company shall cease to be such, and the Liquidation Representative shall execute, acknowledge and cause to be filed with the Secretary of State of the State of Delaware a certificate of cancellation of the Certificate of Formation of the Company. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of such certificate of cancellation of the Company with the Secretary of State of the State of Delaware.

13. DISSOLUTION, ETC. OF MEMBERS.

13.1. Effect of Retirement, Withdrawal, Bankruptcy, Dissolution, Etc. of Member.

The occurrence of a Disabling Event to a Member shall not dissolve the Company, and the Company shall continue in a reconstituted form, if necessary, without any action on the part of the remaining Members. The trustee, administrator or committee of the Member or of the Member’s estate, as the case may be, shall acquire the economic interests represented by such Member’s interests for the purpose of settling or managing the estate, including the right to further assign such economic interests as permitted under the terms of this Agreement, it being understood that any such trustee, administrator or committee shall become a Substitute Member only upon compliance with the provisions of Section 10.1.

14. AMENDMENTS.

14.1. Amendments Requiring Consents.

Except as otherwise provided in Section 14.2, and subject to Section 7.3(b)(x), this Agreement may be amended upon and only upon the written consent of the Credit Committee and each Anchor Member. Notwithstanding the foregoing, (i) any amendment that would materially increase the obligations of a Member, modify the limited liability of a Member or materially and adversely alter such Member’s rights with respect to voting, distributions, Net Income and Net Losses or proceeds upon a termination and winding up of the Company must be approved by such Member and (ii) any amendment that would materially increase the obligations or liabilities of a Manager or materially and adversely affect such Manager’s rights with respect to indemnification must be approved by such Manager.

14.2. Amendments by Managers.

Notwithstanding the provisions of Section 14.1, but subject to Section 7.3(b)(x), the Managers shall have the authority to amend or modify this Agreement with the consent of the Credit Committee but without any vote or other action by the Members, to satisfy any requirements, conditions, guidelines, directives, orders, rulings or regulations of any Governmental Authority, or as otherwise required by Applicable Law. Subject to Section 7.3(b)(x) and to the second sentence of Section 14.1, the Managers, with the consent of the Credit Committee, shall also have the authority to amend or modify this Agreement without any vote or other action by the Members: (a) to reflect the admission of substitute, additional or successor Members, transfers of Interests pursuant to this Agreement, changes in the name or address of a Member or a change in the number of Units of a Member (provided no consent of the Credit

Committee shall be needed to amend Schedule A in accordance with Section 10.1(g) or as otherwise provided in Section 3.1); (b) to form, qualify or continue the Company as a limited liability company (or a company in which the Members have limited liability) in all jurisdictions in which the Company conducts or plans to conduct business; or (c) to correct any typographical errors contained herein.

15. MISCELLANEOUS.

15.1. Waiver of Partition.

Each of the Members hereby irrevocably waives any and all rights that such Member may have to maintain any action for partition of any of the Company’s property.

15.2. Entire Agreement.

This Agreement together with the documents expressly referred to herein, each as amended or supplemented, constitutes the entire agreement among the parties with respect to the subject matter herein or therein. They supersede any prior agreement or understanding among the parties hereto.

15.3. Choice of Law.

THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF) AND, WITHOUT LIMITATION THEREOF, THE COMPANY ACT AS NOW ADOPTED OR AS MAY BE HEREAFTER AMENDED SHALL GOVERN THE LIMITED LIABILITY COMPANY ASPECTS OF THIS AGREEMENT, BUT GIVING EFFECT TO ANY APPLICABLE FEDERAL LAW.

15.4. Successors and Assigns.

Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, permitted successors and assigns.

15.5. Severability.

Each provision of this Agreement shall be considered severable and if, for any reason, any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to Persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

15.6. Counterparts.

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

15.7. Additional Documents.

Subject to the provisions of this Agreement, each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be necessary or expedient in connection with the creation of the Company and the achievement of its purposes, specifically including (a) any amendments to this Agreement and such certificates and other documents as the Credit Committee deems necessary or appropriate to form, qualify or continue the Company as a limited liability company (or a company in which the Members have limited liability) in all jurisdictions in which the Company conducts or plans to conduct business and (b) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Company or its Members by the laws of the United States of America or any jurisdiction in which the Company conducts or plans to conduct business, or any political subdivision or agency thereof.

15.8. Non-Waiver.

No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given to the party claiming such waiver has occurred, provided that no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

15.9. Manner of Member Consent.

Any consent or approval of a Member required by this Agreement may be given as follows: (a) by a written consent given by the consenting Member at or prior to the taking of the action for which the consent is solicited, provided that such consent shall not have been nullified by either (i) notification to the Managers by the consenting Member at or prior to the time of, or the negative vote by such consenting Member at, any meeting held to consider the taking of such action or (ii) notification to the Managers by the consenting Member prior to the taking of any action which is not subject to approval at such meetings; or (b) by the affirmative vote of the consenting Member to the taking of the action for which the consent is solicited at any meeting duly called and held to consider the taking of such action.

15.10. Notices.

To be effective, unless otherwise specified in this Agreement, all notices and demands, consents and other communications under this Agreement must be in writing and must be given: (a) by depositing the same in the United States mail, postage prepaid, certified or registered, return receipt requested; (b) by delivering the same in person and receiving a signed receipt therefor; (c) by sending the same by an internationally recognized overnight delivery service; or (d) by email. The address of each Member and Manager is set forth on Schedule A attached to this Agreement and the address of the Company is c/o the address of each of the Managers.

Notices, demands, consents and other communications given in accordance with the foregoing clauses (a), (b) and (c) shall be deemed to have been given when delivered. Notices, demands, consents and other communications given in accordance with the foregoing clause (d) shall be deemed to have been given when sent. Notices, demands, consents and other communications to the Members are effective when delivered in accordance with the foregoing to each Member.

Any Member, representative, the Company or any Manager or its assignee may designate a different address to which notices or demands shall thereafter be directed and such designation shall be made by written notice given to the other parties to this Agreement in the manner hereinabove required.

If a Member or Manager receives any written notices or other written communication addressed to the Company (other than immaterial or administrative notices or communications that are not material or relevant to the other Members and Manager), then, unless it has knowledge that such notice or other communication was also sent to the other Members and Manager, it shall use commercially reasonable efforts to promptly forward a copy of such notice or other communication to the other Members and Manager.

15.11. Maintenance of Confidential Information.

(a) Each Member and Manager acknowledges that it has reviewed Article III, captioned “Confidentiality,” of the Sourcing Agreement, and agrees to comply, and to cause its Affiliates to comply, with the applicable terms thereof.

(b) Without limiting the provisions of Section 15.11(a), each Member and Manager agrees, with respect to any information pertaining to the Company or its investments or Affiliates that is provided to such Member or Manager pursuant to this Agreement or any other Transaction Document, including information relating to Unitranche Loans and the Obligors thereof (collectively, “Confidential Information”), that it will use Confidential Information solely for the purposes of the business of the Company and the transactions contemplated by this Agreement (and for no other purpose), and will cause its Affiliates to maintain as confidential any Confidential Information using the same standard of care as it uses in protecting its own confidential information of a similar nature, but not less than commercially reasonable care and otherwise on the following terms and conditions:

(i) A recipient may disclose Confidential Information on a confidential, “need-to-know” basis to its Representatives, but such recipient shall direct its Representatives to treat the Confidential Information confidentially, and such Member or Manager agrees that it shall be responsible for any breach of this Section 15.11 by its respective Representatives.

(ii) If a recipient is compelled or required by any Applicable Law (including any securities laws or reporting requirements applicable to such recipient), court decree, subpoena, legal or administrative order or process, or legitimate request of any governmental or self-regulatory agency or authority (collectively, an “Order”) to disclose Confidential Information, or any portion thereof, such recipient may do so without liability hereunder, provided that such recipient uses commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information and furnishes only such portion of the Confidential Information that is, upon the advice of legal counsel, so legally compelled or required to be disclosed. Unless prohibited by the terms of an Order, such Member or Manager shall, and shall cause each Affiliate thereof, respectively, to, notify the Company of the receipt of any such Order and shall reasonably cooperate with any attempt by the Company to obtain an appropriate protective order.

(iii) If a Member or Manager ceases to be a party to this Agreement for any reason, any Confidential Information held by it or any of its Affiliates shall be, upon written request from the Credit Committee (acting by the Required Designees after giving effect to the resignation or removal of any Credit Committee Designees related to such Member or Manager), either returned or destroyed; provided, that no recipient shall be required to expunge from its records internally generated documents (including electronic copies) containing Confidential Information which it maintains under its normal record retention policy, but each recipient shall continue to maintain as confidential all such documents pursuant to the terms of this Section 15.11.

(iv) As set forth on Annex I.

(v) A recipient may disclose Confidential Information as necessary to file tax returns or other required governmental filings or reports.

15.12. HIPAA.

To the extent that any Member or Manager or any Related Person of a Member or Manager knowingly comes into possession of any “protected health information” (within the meaning of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder) with respect to a Unitranche Loan, such Member or Manager shall take such actions as are consistent with its standard policies and procedures to avoid disclosure of such protected health information to any other Member, Manager or Related Person, unless either (i) such disclosure is permitted under Applicable Law or (ii) such protected health information has been de-identified in accordance with Applicable Law. Notwithstanding the foregoing, no Member or Manager shall be liable hereunder, nor shall a Member or Manager be deemed in breach of this Agreement, as a result of any disclosure of protected health information in violation of Applicable Law unless such disclosure resulted from the gross negligence or willful misconduct of such Member or Manager as determined in a final nonappealable judgment of a court of competent jurisdiction.

15.13. Payment in U.S. Dollars.

Unless otherwise requested by the Credit Committee with the consent of each of the Anchor Members, all payments required to be made pursuant to this Agreement (other than distributions by the Company) shall be payable only in U.S. Dollars and shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than U.S. Dollars, or any other realization in such other currency, whether as proceeds of setoff, distributions or otherwise, except to the extent that such tender, recovery or realization shall result in the effective receipt by the Person to whom such payment was owed of the full amount of U.S. Dollars due and payable hereunder.

15.14. Submission to Jurisdiction.

Each Member and each Manager irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or the United States federal courts for the Southern District of New York, and, by execution and delivery of this Agreement, each Member and each Manager hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each Member and each Manager further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof in the manner set forth in Section 15.10. Each Member and each Manager hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Member, any Manager or the Company to serve process in any other manner permitted by law or to commence legal actions or proceedings or otherwise proceed against any other Member or Manager hereunder in any other jurisdiction. Nothing in this Section shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

15.15. Tax Classification Matters.

It is the intention of the Members that the Company be treated as a partnership for income tax purposes.

15.16. Legal Counsel. As set forth on Annex I.

15.17. Survival.

All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Company until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

15.18. Waiver of Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR RELATED HERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (I) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.18.

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in one or more counterparts as of the day and in the year first above written.

HPS MEMBER:

HPS CORPORATE LENDING FUND

By:
Name:
Title:

CAPITAL ONE MEMBER:

By:
Name:
Title:

Acknowledged by:

HPS INVESTMENT PARTNERS, LLC, as a Manager

By:
Name:
Title:

THE CAPITAL ONE ENTITY SPECIFIED ON ANNEX I, as a Manager

By:
Name:
Title: